THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS RELATE TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT ARE NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED JULY 8, 1999


                                               Filed pursuant to Rule 424(b)(5)
                                                     Registration No. 333-76067


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 25, 1999)


                                 2,250,000 UNITS

                         KANEB PIPE LINE PARTNERS, L.P.
                     REPRESENTING LIMITED PARTNER INTERESTS
                                   $   PER UNIT

                               ------------------


     We are selling 2,250,000 units with this prospectus supplement and the accompanying prospectus. The underwriters named in this prospectus supplement may purchase up to 337,500 additional units from us under certain circumstances.

     Our units are listed on the New York Stock Exchange under the symbol "KPP." The last reported sale price of our units on the New York Stock Exchange on July 2, 1999, was $32 5/16 per unit.

                               ------------------


     YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS BEFORE BUYING UNITS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------



                                                       PER UNIT                 TOTAL
                                                     -------------          --------------
Public Offering Price                                $                      $
Underwriting Discount                                $                      $
Proceeds to Kaneb Partners (before expenses)         $                      $


     The underwriters are offering the units subject to various conditions. The underwriters expect to deliver the units to purchasers on or about July, 1999.

                            ------------------


SALOMON SMITH BARNEY
                  A.G. EDWARDS & SONS, INC.
                                    PAINEWEBBER INCORPORATED

            , 1999

                [MAPS SHOWING LOCATION OF PIPELINES AND TERMINALS]

                                TABLE OF CONTENTS



                              PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.....................................................S-4
Use of Proceeds...................................................................S-8
Capitalization....................................................................S-8
Selected Historical Financial and Operating Data..................................S-9
Business.........................................................................S-11
Management ......................................................................S-17
Underwriting.....................................................................S-18
Validity of Units................................................................S-19

                                   PROSPECTUS

About Kaneb Partners ...............................................................3
About this Prospectus...............................................................3
Risk Factors........................................................................4
Where You Can Find More Information................................................10
Forward-looking Statements and Associated Risks....................................11
Kaneb Partners ....................................................................12
Use of Proceeds....................................................................13
Cash Distributions.................................................................13
Conflicts of Interest and Fiduciary Responsibilities...............................21
Federal Income Tax Considerations..................................................24
State and Other Tax Considerations.................................................38
Investment in Kaneb Partners by Employee Benefit Plans.............................39
Plan of Distribution...............................................................41
Legal..............................................................................42
Experts............................................................................42
Index to Financial Statements.....................................................F-1


                               ------------------




         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AS WELL AS THE INFORMATION WE PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT IS INCORPORATED BY REFERENCE HEREIN, IS ACCURATE AS OF ANY DATE OTHER THAN ITS RESPECTIVE DATE.

                          PROSPECTUS SUPPLEMENT SUMMARY

         This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in our units. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section, before making an investment decision.

         As used in this prospectus supplement and the accompanying prospectus, "we," "us," "our" and "Kaneb Partners" mean Kaneb Pipe Line Partners, L.P. and include our subsidiary operating companies. Our units represent limited partner interests in Kaneb Partners.

                                 KANEB PARTNERS

WHO WE ARE

         We are a publicly held Delaware limited partnership engaged in the pipeline transportation of refined petroleum products and the terminaling of petroleum products and specialty liquids. Our revenues, cash flows from operations and EBITDA increased to $125.8 million, $58.8 million and $67.4 million, respectively, in 1998 from $78.7 million, $37.9 million and $40.2 million, respectively, in 1994. The growth in revenues, cash flows from operations and EBITDA over this period was attributable primarily to acquisitions, particularly in our terminaling business. Our terminaling business contributed approximately 50% of our revenues and 43% of our EBITDA in 1998, compared with 41% and 37%, respectively, in 1994. Kaneb Pipe Line Company, a wholly owned subsidiary of Kaneb Services, Inc., serves as our general partner.

         Our pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Iowa, Nebraska, South Dakota, North Dakota, Wyoming and Colorado. We own a 2,125-mile pipeline system that extends through Kansas, Iowa, Nebraska, South Dakota and North Dakota and a 550-mile pipeline system that extends through Wyoming, South Dakota and Colorado. Our east pipeline serves the agricultural markets of the midwestern United States and transports a broad range of refined petroleum products and propane. Our west pipeline serves Eastern Wyoming, Western South Dakota, and the urban areas of Colorado and transports mainly gasoline. These products are transported from refineries connected to our pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers. During 1998, we shipped approximately 17 million barrel miles of refined petroleum products on our pipeline systems. Substantially all of our pipeline operations constitute common carrier operations that are subject to federal and state tariff regulation. In May 1998, the Federal Energy Regulatory Commission authorized us to adopt market-based rates in approximately one-half of our markets.

         We are also the third largest independent liquids terminaling company in the United States. We conduct our terminaling business under the name ST Services. ST Services and its predecessors have been in the terminaling business for over 40 years. Our total worldwide storage capacity is approximately 27.7 million barrels. Since 1994, we have acquired 14 terminal facilities with an aggregate storage capacity of 15.7 million barrels. In the United States, we operate 33 facilities in 19 states and the District of Columbia. Our three largest wholly owned terminal facilities in the U.S. are in Piney Point, Maryland; Jacksonville, Florida; and Texas City, Texas. We also own a 50% interest in and manage a 3.9 million barrel petroleum terminal in Linden, New Jersey. In February 1999, we acquired six terminals in the United Kingdom with an aggregate storage capacity of approximately 5.5 million barrels for approximately U.S. $37.4 million. Three of the U.K. terminals are in England, two are in Scotland and one is in Northern Ireland. Our U.S. and U.K. terminals provide storage on a fee basis for a variety of products from petroleum products to specialty chemicals to edible liquids.

         Our strategy is to continue our growth through:

         - selective strategic acquisitions of pipelines and terminaling and storage facilities that complement our existing asset base and distribution capabilities or provide entry into new markets,

         -    improving the performance of our asset base, and

         -    expanding into related businesses.

         Consistent with this strategy, we have recently completed several acquisitions that we expect will contribute significantly to our future operating results. In 1998, our pipeline group made two acquisitions adding 7% to our existing pipeline capacity:

         - On December 30, 1998, we acquired a 175-mile pipeline from Amoco Oil Company for approximately $8 million. This line originates at Council Bluffs, Iowa and connects with our east pipeline at Sioux Falls, South Dakota. The acquisition also included a truck loading terminal in Sioux Falls. We believe that, by connecting our existing system to the Sioux Falls terminal and opening up that terminal for third-party storage, we can make significant inroads into this Midwestern market.

         - On December 31, 1998, we purchased a 203-mile pipeline that extends from Geneva, Nebraska to North Platte, Nebraska for approximately $5.1 million. This pipeline, which we had previously operated under lease since 1981, serves our connection to the Union Pacific Rail Yard at North Platte and our own terminal at North Platte. The purchase will save us approximately $2.5 million per year in lease payments.

         Since the beginning of 1998, we have completed six terminaling acquisitions that increased our total storage capacity by 29%, including the following:

         - On March 12, 1998 we acquired a 752,000 barrel petroleum terminal in the Chicago area for approximately $5.7 million. This acquisition gave us our first entry into the Chicago area market.

         - On September 1, 1998 we acquired for approximately $7 million a unique terminal in Vancouver, Washington that has three distinct operations: liquid chemical storage, dry bulk fertilizer storage and a bottling and packaging operation. The purchase of this terminal allowed us to add two new lines of business - dry bulk storage and packaging. In the dry bulk operation, fertilizer unloaded from ships is transported to our warehouses by Port of Vancouver personnel. We then ship product by rail or truck to agricultural cooperatives or other large customers. The bottling operation consists of mixing and packaging antifreeze/coolant for brand and private label customers. We believe that we can introduce similar operations at our other terminals in the future.

         - On October 30, 1998, we acquired a 50% interest in, and became manager of, a 3.9 million barrel petroleum terminal at Linden, New Jersey for approximately $20.5 million. Northville Industries Corporation continues to own the remaining 50% interest and remains a major storage customer. This acquisition gives us a presence in the New York Harbor market. This terminal is the newest, and we believe the most advanced, terminal in New York Harbor. It is currently 100% utilized, and we expect it to be a significant source of earnings in the future.

         - We expanded our terminaling operations internationally when, on February 1, 1999, we acquired six liquids terminals in the United Kingdom for approximately U.S. $37.4 million. Four of these terminals are primarily petroleum terminals, one is a large chemicals and specialty products terminal, and the sixth is a molten sulfur terminal. These terminals have a total storage capacity of approximately 5.5 million barrels, which makes us the largest independent terminal operator in the United Kingdom.

         We continually evaluate new acquisition opportunities. We seek to acquire pipeline assets that are contiguous with our existing pipeline system and acquisitions of terminal and storage facilities that are adjacent to our existing terminals or pipelines. We can normally absorb these acquisitions with little or no incremental operating expense. Since 1991, we have made 11 acquisitions of this type. We also pursue acquisitions that allow us to expand our operations into new markets or related businesses.

                               ------------------


         Our address is 2435 North Central Expressway, Richardson, Texas 75080, and our telephone number is (972) 699-4055. You may contact us through our Investor Relations Department by phone at (972) 699-4057 or by facsimile at (972) 699-4025.

                                  THE OFFERING

         The following information assumes that the underwriters do not exercise the option we granted to them to buy additional units in the offering.



SECURITIES OFFERED..............................     2,250,000 units (2,587,500 units if the underwriters' over-
                                                          allotment option is exercised in full).

UNITS TO BE OUTSTANDING AFTER THE
     OFFERING...................................     18,310,000 units (18,647,500 units if the underwriters' over-
                                                          allotment option is exercised in full), representing a 98%
                                                          limited partner interest.

USE OF PROCEEDS.................................     We estimate that we will receive net proceeds from the
                                                          offering of approximately $69.0 million. We intend to use
                                                          $58.3 million to repay $33.3 million of bank indebtedness
                                                          due in 1999 and $25 million outstanding under a bank
                                                          revolving credit facility. We intend to use the remaining
                                                          $10.7 million of net proceeds to reduce our indebtedness
                                                          under our first mortgage notes, to purchase additional
                                                          terminals, pipelines or related operations or for general
                                                          corporate purposes.

NEW YORK STOCK EXCHANGE SYMBOL..................     KPP

                                  RISK FACTORS

         See "Business-Litigation" beginning on page S-16 of this prospectus supplement for a discussion of a pending claim against two of our subsidiaries for environmental investigation and remediation expenses. See also "Risk Factors" beginning on page 4 of the accompanying prospectus for a more detailed discussion of additional factors that you should consider before purchasing units.

                               TAX CONSIDERATIONS

         The tax consequences to you of an investment in units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of units, see "Tax Considerations" in the accompanying prospectus. You may wish to consult your own tax advisor about the federal, state and local tax consequences peculiar to your circumstances.

         We estimate that if you purchase a unit in this offering and hold the unit through the record date for the distribution with respect to the final calendar quarter of 2001 (assuming quarterly distributions on the units with respect to that period are equal to the current quarterly distribution rate of $0.70 per unit), you will be allocated an amount of federal taxable income for that period that is less than or equal to approximately 19% of the amount of cash distributed to you with respect to that period.

         This estimate is based upon many assumptions regarding our business and operations, including assumptions as to tariffs, capital expenditures, cash flows and anticipated cash distributions. This estimate and the assumptions are subject to, among other things, numerous business, economic, regulatory and competitive uncertainties beyond our control and to certain tax reporting positions that we have adopted. The Internal Revenue Service could disagree with our tax reporting positions, including estimates of the relative fair market values of our assets and the validity of curative allocations. Accordingly, we cannot assure you that the estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material.

                                 USE OF PROCEEDS

         Of the estimated net proceeds from the offering of approximately $69.0 million ($79.7 million if the underwriters exercise their over-allotment option in full), we intend to use $58.3 million to repay $33.3 million of bank indebtedness due in 1999 and $25 million outstanding under a bank revolving credit facility. After such payments, we will have $25 million of credit available for future borrowings under that facility. We intend to use the remaining $10.7 million of net proceeds ($21.1 million if the underwriters exercise their over-allotment option in full) to reduce our indebtedness under our first mortgage notes, to purchase additional terminals, pipelines or related operations or for general corporate purposes.

         As of March 31, 1999, approximately $84.2 million was outstanding under our bank credit agreements, with a weighted average annual interest rate of 6%, and approximately $128 million was outstanding under our first mortgage notes, with a weighted average annual interest rate of 7.8%. At that date, $95 million was outstanding under our first mortgage notes due in 2001 and 2002 and $33 million was outstanding under our first mortgage notes due 2003 through 2016. We used the proceeds of our bank credit agreements and the proceeds from the sale of our first mortgage notes for pipeline and terminal acquisitions.



                                 CAPITALIZATION

         The following table sets forth our consolidated capitalization at March 31, 1999, and as adjusted to give effect to the offering and the application of the net proceeds (assuming the underwriters' over-allotment option is not exercised) to repay our indebtedness under our bank credit agreements. For a discussion of the application of these proceeds, see "Use of Proceeds." This table should be read in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.



                                                                            AS OF MARCH 31, 1999
                                                                  ----------------------------------------
                                                                        ACTUAL              AS ADJUSTED
                                                                  ------------------     -----------------
                                                                               (in thousands)


Short-term borrowings:
     Bank term loans..........................................    $           18,300     $              --
     Bank revolving loan......................................                15,000                    --
                                                                  ------------------     -----------------
         Total short-term borrowings..........................                33,300                    --
                                                                  ------------------     -----------------

Long-term debt, less current portion:
First Mortgage Notes due 2001 and 2002........................                95,000                95,000
First Mortgage Notes due 2003 through 2016....................                33,000                33,000
     Bank revolving credit facility...........................                25,000                    --
     Bank term loan...........................................                25,920                25,920
                                                                  ------------------     -----------------
         Total long-term debt, less current portion...........               178,920               153,920
                                                                  ------------------     -----------------

Partners' capital.............................................               104,821               173,108
                                                                  ------------------     -----------------
     Total capitalization.....................................    $          317,041     $         327,028
                                                                  ------------------     -----------------
                                                                  ------------------     -----------------

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The following table presents, for the periods and at the dates indicated, selected historical financial and operating data for us and our subsidiaries. The data in the table for each of the years ended December 31, 1994 through 1998 is derived from our historical financial statements and should be read together with our audited financial statements. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus supplement and the prospectus.



                                                                                               THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                            MARCH 31,
                              ------------------------------------------------------------   ----------------------
                                 1994       1995(a)       1996        1997         1998        1998         1999
                              ----------   ---------   ----------   ---------   ----------   ---------    ---------
                                                 (dollars in thousands except per unit amounts)

INCOME STATEMENT DATA:
Revenues......................$   78,745   $  96,928   $  117,554   $ 121,156   $  125,812   $  28,070    $  36,845
                              ----------   ---------   ----------   ---------   ----------   ---------    ---------

Operating costs ..............    33,586      40,617       49,925      50,183       52,200      11,688       16,183
Depreciation
  and amortization............     7,257       8,261       10,981      11,711       12,148       2,947        3,615
General and administrative....     4,924       5,472        5,259       5,793        6,261       1,535        1,903
                              ----------   ---------   ----------   ---------   ----------   ---------    ---------
   Total costs and expenses ..    45,767      54,350       66,165      67,687       70,609      16,170       21,701
                              ----------   ---------   ----------   ---------   ----------   ---------    ---------

Operating income .............    32,978      42,578       51,389      53,469       55,203      11,900       15,144
Interest and other income,
  net.........................     1,299         894          776         562          626          48          244
Interest expense .............    (3,706)     (6,437)     (11,033)    (11,332)     (11,304)     (2,707)      (3,509)
Minority interest in net
  income......................      (295)       (360)        (403)       (420)        (441)        (91)        (115)
                              ----------   ---------   ----------   ---------   ----------   ---------    ---------
Income before income taxes ...    30,276      36,675       40,729      42,279       44,084       9,150       11,764
Income tax provision (b) .....      (818)       (627)        (822)       (718)        (418)       (190)        (408)
                              ----------   ---------   ----------   ---------   ----------   ---------    ---------

Net income ...................$   29,458   $  36,048   $   39,907   $  41,561   $   43,666   $   8,960    $  11,356
                              ----------   ---------   ----------   ---------   ----------   ---------    ---------
                              ----------   ---------   ----------   ---------   ----------   ---------    ---------

Allocation of net income per: (c)(d)
   Unit ......................                                                  $     2.67   $    0.55    $    0.68
                                                                                ----------   ---------    ---------
                                                                                ----------   ---------    ---------
   Senior Preference Unit ....$     2.20   $    2.20   $     2.46   $    2.55
                              ----------   ---------   ----------   ---------
                              ----------   ---------   ----------   ---------
   Preference Unit ...........$     2.20   $    2.20   $     2.46   $    2.55
                              ----------   ---------   ----------   ---------
                              ----------   ---------   ----------   ---------
   Common Unit................$     0.29   $    2.31   $     2.46   $    2.55
                              ----------   ---------   ----------   ---------
                              ----------   ---------   ----------   ---------

Cash Distributions declared per: (d)
   Unit ......................                                                  $     2.60   $    0.65    $    0.70
                                                                                ----------   ---------    ---------
                                                                                ----------   ---------    ---------

   Senior Preference Unit ....$     2.20   $    2.20   $     2.30   $    2.50
                              ----------   ---------   ----------   ---------
                              ----------   ---------   ----------   ---------
   Preference Unit ...........$     2.20   $    2.20   $     2.30   $    2.50
                              ----------   ---------   ----------   ---------
                              ----------   ---------   ----------   ---------
   Common Unit................$     0.55   $    2.00   $     2.30   $    2.50
                              ----------   ---------   ----------   ---------
                              ----------   ---------   ----------   ---------

BALANCE SHEET DATA (AT PERIOD END):
Property and equipment, net ..$  145,646   $ 246,471   $  249,733   $ 247,132   $  289,631   $ 251,956    $ 328,847
Total assets .................   163,105     267,787      274,765     269,032      308,432     271,996      358,233
Long-term debt ...............    43,265     136,489      139,453     132,118      153,000     133,000      178,920
Partners' capital.............    99,754     100,748      103,340     104,196      105,388     102,610      104,821




                                                                                               THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                            MARCH 31,
                              ------------------------------------------------------------   ----------------------
                                 1994       1995(a)       1996        1997         1998        1998         1999
                              ----------   ---------   ----------   ---------   ----------   ---------    ---------
                                                       (dollars in thousands)

OTHER FINANCIAL DATA:
EBITDA (e)....................  $   40,235   $  50,839   $   62,370   $  65,180   $   67,351   $  14,847    $  18,759
Net cash provided by operating
   activities.................      37,853      44,471       49,180      54,794       58,758      12,765       16,212
Net cash used in investing
  activities..................      19,264     104,367       16,212      10,328       54,932       8,818       39,660
Net cash provided by (used in)
   financing activities.......     (29,505)     62,058      (31,079)    (46,286)      (9,353)     (6,382)      32,492
Capital expenditures included
   in investing activities....       7,147       8,946        7,075      10,641        9,401       2,350        2,255
Operating income--terminals...      11,822      12,831       19,168      21,642       21,573       5,126        7,788
Operating income--pipelines...      21,156      29,747       32,221      31,827       33,630       6,774        7,356

PIPELINE OPERATING DATA:
Volume (thousand barrels) ....      54,546      74,965       73,839      69,984       77,965      16,737       18,582
Barrel miles (in millions)
 (f)..........................      14,460      16,594       16,735      16,144       17,007       3,674        3,967

TERMINALS OPERATING DATA
   (THOUSAND BARRELS):
Storage capacity at period
 end (g)......................       7,712      16,757       17,153      17,153       22,249      16,768       27,711
Average utilization ..........       6,122       6,730       11,932      12,282       15,184      12,388       21,928

-----------------
(a) Includes the operations of our west pipeline since its acquisition in February 1995 and the operations of Steuart Petroleum Company since its acquisition in December 1995.
(b)     Certain operations are conducted in taxable entities.
(c) Net income is allocated to the limited partnership units in an amount equal to the cash distributions declared for each reporting period and any remaining income or loss is allocated to any class of units that did not receive the same amount of cash distributions per unit (if any). If the same cash distributions per unit are declared for all classes of units, income or loss is allocated pro rata based on the aggregate amount of distributions declared.
(d) Prior to the third quarter of 1998, we had three classes of partnership interests designated as Senior Preference Units, Preference Units and Common Units, respectively. Pursuant to our partnership agreement, on August 14, 1998, each such class of units was converted into a single class, designated as "units", effective July 1, 1998. Allocations of net income and cash distributions declared were equal for all classes of units in 1998.
(e) EBITDA is defined for this purpose as operating income before depreciation and amortization. EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. EBITDA may not be a comparable measurement among different companies. EBITDA is presented here to provide additional information about us.
(f) A barrel mile is the movement of one barrel of refined petroleum product one mile.
(g) Amounts for 1998 and 1999 include our 3.9 million barrel terminal in Linden, New Jersey. We manage this terminal and own a 50% interest in it.

                                    BUSINESS

OVERVIEW

         We are a publicly held Delaware limited partnership engaged in the pipeline transportation of refined petroleum products and the terminaling of petroleum products and specialty liquids. Our revenues, cash flows from operations and EBITDA increased to $125.8 million, $58.8 million and $67.4 million, respectively, in 1998 from $78.7 million, $37.9 million and $40.2 million, respectively, in 1994. The growth in revenues, cash flows from operations and EBITDA over this period was attributable primarily to acquisitions, particularly in our terminaling business. Our terminaling business contributed approximately 50% of our revenues and 43% of our EBITDA in 1998, compared with 41% and 37%, respectively, in 1994. Kaneb Pipe Line Company, a wholly owned subsidiary of Kaneb Services, Inc., serves as our general partner.

         Our pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Iowa, Nebraska, South Dakota, North Dakota, Wyoming and Colorado. We own a 2,125-mile pipeline system that extends through Kansas, Iowa, Nebraska, South Dakota and North Dakota and a 550-mile pipeline system that extends through Wyoming, South Dakota and Colorado. Our east pipeline serves the agricultural markets of the midwestern United States and transports a broad range of refined petroleum products and propane. Our west pipeline serves Eastern Wyoming, Western South Dakota, and the urban areas of Colorado and transports mainly gasoline. These products are transported from refineries connected to our pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers. During 1998, we shipped approximately 17 million barrel miles of refined petroleum products on our pipeline systems. Substantially all of our pipeline operations constitute common carrier operations that are subject to federal and state tariff regulation. In May 1998, the Federal Energy Regulatory Commission authorized us to adopt market-based rates in approximately one-half of our markets.

         We are also the third largest independent liquids terminaling company in the United States. We conduct our terminaling business under the name ST Services. ST Services and its predecessors have been in the terminaling business for over 40 years. Our total worldwide storage capacity is approximately 27.7 million barrels. Since 1994, we have acquired 14 terminal facilities with an aggregate storage capacity of 15.7 million barrels. In the United States, we operate 33 facilities in 19 states and the District of Columbia. Our three largest wholly owned terminal facilities in the U.S. are in Piney Point, Maryland; Jacksonville, Florida; and Texas City, Texas. We also own a 50% interest in and manage a 3.9 million barrel petroleum terminal in Linden, New Jersey. In February 1999, we acquired six terminals in the United Kingdom with an aggregate storage capacity of approximately 5.5 million barrels for approximately U.S. $37.4 million. Three of the U.K. terminals are in England, two are in Scotland and one is in Northern Ireland. Our U.S. and U.K. terminals provide storage on a fee basis for a variety of products from petroleum products to specialty chemicals to edible liquids.

PRODUCTS PIPELINE BUSINESS

         INTRODUCTION

         Our pipeline business consists primarily of the transportation of refined petroleum products in Kansas, Nebraska, Iowa, South Dakota, North Dakota, Colorado and Wyoming. We own and operate the two common carrier pipelines described below.

         Except for our three single-use pipelines and certain ethanol facilities, all of our pipeline operations constitute common carrier operations and are subject to Federal tariff regulation. In May 1998, the FERC authorized us to adopt market-based rates in approximately one-half of our markets. Our east pipeline and our west pipeline are also subject to regulation by governmental agencies such as the Department of Transportation and the Environmental Protection Agency. Additionally, our west pipeline is subject to state regulation of certain intrastate rates in Colorado and Wyoming, and our east pipeline is subject to state regulation in Kansas. We charge tariffs for transportation to shippers based upon transportation from the origination point on our pipeline to the final point of delivery on our system. Pipelines are generally the lowest cost method for intermediate and long-haul overland transportation of refined petroleum products.

         Our pipeline operations also include 20 truck loading terminals through which refined petroleum products are delivered to storage tanks and then loaded into petroleum transport trucks. Shippers generally store refined petroleum products for less than one week. Ancillary services, including injection of shipper-furnished and generic additives, are available at each terminal. We consider storage of product at terminals pending delivery to be an integral part of the product delivery service of our pipelines. We include charges for terminaling and storage of product at a pipeline's terminals in our tariffs for transportation.

         PRODUCTS TRANSPORTED

         Our pipeline revenues are based upon volumes and distances of product shipped. The following table reflects the total volume and barrel miles of refined petroleum products shipped and total operating revenues earned by our pipelines for each period shown:

                                                                               THREE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                      MARCH 31,
                       -----------------------------------------------------   -------------------
                          1994      1995(a)     1996       1997       1998       1998       1999
                       ---------   --------   --------   --------   --------   --------   --------
Volume(b).............    54,546     74,965     73,839     69,984     77,965     16,737     18,582
Barrel miles(c).......    14,460     16,594     16,735     16,144     17,007      3,674      3,967
Revenues(d)...........  $ 46,117   $ 60,192   $ 63,441   $ 61,320   $ 63,421   $ 14,101   $ 15,164

----------
(a) Amounts for 1995 and subsequent periods include amounts attributable to our west pipeline, which we acquired in February 1995.
(b) Volumes are expressed in thousands of barrels of refined petroleum product.
(c) Barrel miles are shown in millions. A barrel mile is the movement of one barrel of refined petroleum product one mile.
(d)      Revenues are expressed in thousands of dollars.

         The following table sets forth volumes by type of product transported by our pipelines during each period shown:

                                                                           THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                MARCH 31,
                             -------------------------------------------   ------------------
                              1994    1995(a)    1996     1997     1998      1998       1999
                             ------   ------    ------   ------   ------    ------     -----
                                                    (thousands of barrels)
Gasoline..............       23,958   37,348    36,063   32,237   33,133     7,399      8,242
Diesel and fuel oil...       26,340   33,411    32,934   33,541   41,087     8,049      9,146
Propane...............        4,204    4,146     4,842    4,206    3,745     1,289      1,194
Other.................           44       60        --       --       --        --         --
                             ------   ------    ------   ------   ------    ------     ------
         Total........       54,546   74,965    73,839   69,984   77,965    16,737     18,582
                             ======   ======    ======   ======   ======    ======     ======

----------
(a) Amounts for 1995 and subsequent periods include amounts attributable to our west pipeline, which we acquired in February 1995.

         EAST PIPELINE

         Our east pipeline transports refined petroleum products, including propane, received from refineries in southeast Kansas and other connecting pipelines to its terminals along the system and to receiving pipeline connections in Kansas. Five connecting pipelines can deliver propane for shipment through our east pipeline from gas processing plants in Texas, New Mexico, Oklahoma and Kansas.

         Construction of our east pipeline commenced in the 1950's with a line from southern Kansas to Geneva, Nebraska. During the 1960's, we extended our east pipeline north to its present terminus at Jamestown, North Dakota. In the 1980's, the lines from Geneva, Nebraska to North Platte, Nebraska and the 16" line from McPherson, Kansas to Geneva, Nebraska were built and we acquired a 6" pipeline from Champlin Oil Company, part of which originally ran south from Geneva, Nebraska through Windom, Kansas terminating in Hutchinson, Kansas. In 1997, we completed construction of a new 6" pipeline from Conway, Kansas to Windom, Kansas, which is approximately 22 miles north of Hutchinson, that allows the Hutchinson terminal to be supplied directly from McPherson, a significantly shorter route than that previously used. As a result of this pipeline becoming operational, a 158-mile segment of the former Champlin line was shut down, including a terminal at Superior, Nebraska. The other end of the line runs northeast approximately 175 miles, crossing the pipeline at Osceola, Nebraska, continuing through a terminal at Columbus, Nebraska, and later interconnecting with our Yankton/Milford line to terminate at Rock Rapids, Iowa. In December 1998, we acquired a 175-mile pipeline from Amoco Oil Company that runs from Council Bluffs, Iowa to Sioux Falls, South Dakota and the terminal at Sioux Falls. On December 31, 1998 we purchased the 203-mile North Platte line for approximately $5.1 million at the end of a lease. In January 1999, a connection was completed to service the Sioux Falls terminal through the main east pipeline.

         Our east pipeline system also consists of 16 product terminals in Kansas, Nebraska, Iowa, South Dakota and North Dakota with total storage capacity of approximately 3.5 million barrels and an additional 23 product tanks with total storage capacity of approximately 922,000 barrels at our tank farm installations at McPherson and El Dorado, Kansas. The system also has six origin pump stations in Kansas and 38 booster pump stations throughout the system. Additionally, the system maintains various offices and warehouse facilities, and an extensive quality control laboratory.

         Most of the refined petroleum products delivered through our east pipeline are ultimately used as fuel for railroads or in agricultural operations, including fuel for farm equipment, irrigation systems, trucks used for transporting crops and crop drying facilities. Demand for refined petroleum products for agricultural use, and the relative mix of products required, is affected by weather conditions in the markets served by our east pipeline. Government agricultural policies and crop prices also affect the agricultural sector. Although periods of drought suppress agricultural demand for some refined petroleum products, particularly those used for fueling farm equipment, the demand for fuel for irrigation systems often increases during such times.

         The mix of refined petroleum products delivered varies seasonally, with gasoline demand peaking in early summer, diesel fuel demand peaking in late summer and propane demand higher in the fall. In addition, weather conditions in the areas served by our east pipeline affect both the demand for and the mix of the refined petroleum products delivered through our east pipeline, although historically any overall impact on the total volumes shipped has been short-term. Tariffs charged to shippers for transportation of products do not vary according to the type of product delivered.

         WEST PIPELINE

         We acquired our west pipeline in February 1995 from Wyco Pipe Line Company for approximately $27.1 million. This acquisition increased our pipeline business in South Dakota and expanded it into Wyoming and Colorado. Our west pipeline system includes approximately 550 miles of pipeline in Wyoming, Colorado and South Dakota, four truck loading terminals and numerous pump stations situated along the system. The system's four product terminals have a total storage capacity of more than 1.7 million barrels.

         Our west pipeline originates at Casper, Wyoming and travels east to the Strouds station, where it serves as a connecting point with Sinclair's Little America refinery and the Seminole pipeline that transports product from Billings, Montana-area refineries. From Strouds, the west pipeline continues eastward through its 8" line to Douglas, Wyoming, where a 6" pipeline branches off to serve our Rapid City, South Dakota terminal approximately 190 miles away. The Rapid City terminal has a three bay, bottom-loading truck rack and storage tank capacity of 256,000 barrels. The 6" pipeline also receives product from Wyoming Refining's pipeline at a connection near the Wyoming/South Dakota border, approximately 30 miles south of Wyoming Refining's Newcastle, Wyoming refinery. From Douglas, our 8" pipeline continues southward through a delivery point at the

Burlington Northern junction to the terminal at Cheyenne, Wyoming. The Cheyenne terminal has a two bay, bottom-loading truck rack, storage tank capacity of 345,000 barrels and serves as a receiving point for products from the Frontier Oil & Refining Company refinery at Cheyenne, as well as a product delivery point to the Cheyenne pipeline. From the Cheyenne terminal, the 8" pipeline extends south into Colorado to the DuPont terminal in the Denver metropolitan area. The DuPont terminal is the largest terminal on our west pipeline system, with a six bay, bottom-loading truck rack and storage capacity of 692,000 barrels. The 8" pipeline continues to the Commerce City station, where it can receive from and transfer product to the Ultramar Diamond Shamrock and Conoco refineries and the Phillips Petroleum terminal. From Commerce City, a 6" line continues south 90 miles where the system terminates at the Fountain, Colorado terminal serving the Colorado Springs area. The Fountain terminal has a five bay, bottom-loading truck rack and storage tank capacity of 366,000 barrels.

         Our west pipeline serves Denver and other eastern Colorado markets and supplies jet fuel to Ellsworth Air Force Base at Rapid City, South Dakota. Our west pipeline has a relatively small number of shippers, who, with a few exceptions, are also shippers on our east pipeline system.

         While there is some agricultural and military jet fuel demand for the refined petroleum products delivered through our west pipeline, most of the demand is centered in the Denver and Colorado Springs area. Because demand on our west pipeline is significantly weighted toward urban and suburban areas, the product mix on our west pipeline includes a substantially higher percentage of gasoline than the product mix on our east pipeline.

         OTHER SYSTEMS

         We also own three single-use pipelines, in Umatilla, Oregon; Rawlins, Wyoming; and Pasco, Washington, each of which supplies diesel fuel to a railroad fueling facility. The Oregon and Washington lines are fully automated, though the Wyoming line requires minimal start-up assistance, which the railroad provides. For the year ended December 31, 1998, these three systems transported a combined total of 3.2 million barrels of diesel fuel, representing an aggregate of $1.3 million in revenues.


TERMINALING BUSINESS

         INTRODUCTION

         Our terminaling business, ST Services, is one of the largest independent petroleum products and specialty liquids terminaling companies in the United States. For the year ended December 31, 1998, our terminaling business accounted for approximately 50% of our revenues and 43% of our EBITDA. As of December 31, 1998, ST Services operated 33 facilities in 18 states and the District of Columbia, with a total storage capacity of approximately 22.2 million barrels. In February 1999, ST Services made its first international acquisition, with the purchase of six terminals in the United Kingdom, having a total capacity of approximately 5.5 million barrels. ST Services and its predecessors have been in the terminaling business for more than 40 years and handle a variety of liquids from petroleum products to specialty chemicals to edible liquids.

         ST Services' terminal facilities provide storage on a fee basis for petroleum products, specialty chemicals and other liquids. ST Services' four largest domestic terminal facilities are in Piney Point, Maryland; Linden, New Jersey (50% owned joint venture); Jacksonville, Florida; and Texas City, Texas. The following table outlines ST Services' terminal locations, capacities, tanks and primary products handled:

                                               STORAGE      NO. OF
                 FACILITY                      CAPACITY     TANKS                 PRIMARY PRODUCTS HANDLED
------------------------------------------   ------------  --------   -------------------------------------------------
                                              (thousand
                                               barrels)
PRIMARY U.S. TERMINALS:
   Piney Point, MD........................          5,403        28   Petroleum
   Linden, NJ(a)..........................          3,884        22   Petroleum
   Jacksonville, FL.......................          2,066        30   Petroleum
   Texas City, TX.........................          2,002       124   Chemicals and petrochemicals
   Other U.S. terminals (29 total)........          8,894       371   Petroleum, jet fuel, chemicals, pulp liquor,
                                                                        fertilizer and animal fats
                                             ------------  --------
       Total U.S..........................         22,249       575
                                             ------------  --------
U.K. TERMINALS:
   England................................          4,345       219   Chemicals, animal fats, petroleum and molten
                                                                         sulphur
   Scotland...............................            802        50   Petroleum
   Northern Ireland.......................            315        38   Petroleum
                                             ------------  --------
       Total U.K..........................          5,462       307
                                             ------------  --------
         Total U.K. and U.S.                       27,711       882
                                             ------------  --------
                                             ------------  --------

----------
(a)      50% owned.

         DESCRIPTION OF LARGEST TERMINAL FACILITIES

         PINEY POINT, MARYLAND. This is the largest U.S. terminal currently owned by ST Services and is located on approximately 400 acres on the Potomac River. We acquired this facility as part of the purchase of the liquids terminaling assets of Steuart Petroleum Company and certain of its affiliates in December 1995. The Piney Point terminal has approximately 5.4 million barrels of storage capacity in 28 tanks and is the closest deep water facility to Washington, D.C. This terminal competes with other large petroleum terminals in the East Coast water-borne market extending from New York Harbor to Norfolk, Virginia. The terminal currently stores petroleum products, consisting primarily of fuel oils, asphalt and caustic soda solution. The terminal has a dock with a 36-foot draft for tankers and four berths for barges. It also has truck loading facilities, product blending capabilities and is connected to a pipeline that supplies residual fuel oil to two power generating stations.

         LINDEN, NEW JERSEY. In October 1998, ST Services entered into a joint venture relationship with Northville Industries Corp. to acquire the management of and a 50% ownership interest in the terminal facility at Linden, New Jersey that Northville previously owned. The 44-acre facility provides ST Services with deep water terminaling capabilities at New York Harbor and primarily stores petroleum products, including gasoline, jet fuel and fuel oils. The facility has a total capacity of approximately 3.9 million barrels in 22 tanks, can receive products via ship, barge and pipeline and delivers product by ship, barge, pipeline and truck. The terminal has two docks and leases a third with draft limits of 35, 24 and 24 feet, respectively.

         JACKSONVILLE, FLORIDA. The Jacksonville terminal, also acquired as part of the Steuart transaction, is on approximately 86 acres on the St. John's River and consists of a main terminal and two annexes with combined storage capacity of approximately 2.1 million barrels in 30 tanks. The terminal is currently used to store petroleum products including gasoline, No. 2 oil, No. 6 oil, diesel and kerosene. This terminal has a tanker berth with a 38- foot draft and four barge berths and offers truck and rail car loading facilities and facilities to blend residual fuels for ship bunkering.

         TEXAS CITY, TEXAS. The Texas City facility is situated on 39 acres of land leased from the Texas City Terminal Railway Company with long-term renewal options. Located on Galveston Bay near the mouth of the

Houston Ship Channel, approximately 16 miles from open water, the Texas City terminal consists of 124 tanks with a total capacity of approximately two million barrels. The eastern end of the Texas City site is adjacent to three deep water docking facilities, which TCTRC also owns. The three deep water docks include two 36-foot draft docks and a 40-foot draft dock. The docking facilities can accommodate any ship or barge capable of navigating the 40-foot draft of the Houston Ship Channel. ST Services is charged dockage and wharfage fees on a per vessel and per unit basis, respectively, by TCTRC, which it passes on to its customers.

         OTHER U.S. TERMINAL SITES. Besides the four major facilities described above, ST Services has 29 other terminal facilities located throughout the United States. Two of these facilities, located in Blue Island, Illinois and Vancouver, Washington, were acquired during 1998. ST Services also expanded the capacity of its Stockton, California facility through two additional transactions, one of which involved the disposition of a ST Services terminal facility in Imperial, California. The 29 facilities represented approximately 32% of ST Services' total worldwide storage capacity as of March 31, 1999. Twenty-five of these facilities primarily store petroleum products, while the remaining four handle a wide range of other products. These facilities provide ST Services with a geographically diverse base of customers and revenue.

         U.K. TERMINALS. In February 1999, ST Services acquired six terminals in the United Kingdom from GATX Terminals Limited for approximately U.S. $37.4 million. These terminals, which have an aggregate capacity of approximately 5.5 million barrels in 307 tanks, are served by deep water marine docks and handle a variety of liquids, including petroleum products, chemicals, fats, vegetable oils and molten sulphur. The transaction, the first international acquisition by ST Services, was financed by bank borrowings. Three of the terminals are in England, two are in Scotland and one is in Northern Ireland.

LITIGATION

              Two of our subsidiaries are defendants in a lawsuit filed in a Texas state court in 1997 by Grace Energy Corporation, the entity from whom we acquired ST Services in 1993. The lawsuit involves environmental response and remediation allegedly resulting from jet fuel leaks in the early 1970's from a pipeline. The pipeline, which connected a former Grace terminal with Otis Air Force Base, was abandoned in 1973, and the connecting terminal was sold to an unrelated entity in 1976. Grace alleges that it has incurred since 1996 expenses of approximately $3 million for response and remediation required by the State of Massachusetts and that it expects to incur additional expenses in the future. Future expenses could potentially include claims by the United States Government, as described below. Grace alleges that our subsidiaries acquired the abandoned pipeline as part of the acquisition of ST Services in 1993 and assumed responsibility for environmental damages caused by the jet fuel leaks from the pipeline. Grace is seeking a ruling that our subsidiaries are responsible for all present and future remediation expenses for these leaks and that Grace has no obligation to indemnify our subsidiaries for these expenses. The case is set for trial in September, 1999.

         Our subsidiaries' consistent position is that they did not acquire the abandoned pipeline as part of the 1993 ST transaction and did not assume any responsibility for the environmental damage. In a motion for partial summary judgment, the trial judge has ruled that the pipeline was an asset of the company we acquired. We intend to seek a rehearing on this issue from the trial judge. In addition, we are continuing with our defense that the pipeline had been abandoned prior to our acquisition of ST Services and could not have been included in the assets we acquired. The defendants also believe that they have certain rights to indemnification from Grace under the acquisition agreement with Grace. These rights include claims against Grace for fraud and breach of environmental representations in the acquisition agreement. The acquisition agreement also includes Grace's agreement to indemnify our subsidiaries against 60% of post-closing environmental remediation costs, subject to a maximum indemnity payment of $10 million.

         The Otis Air Force Base is a part of the Massachusetts Military Reservation, which has been declared a Superfund Site pursuant to the Comprehensive Environmental Response, Compensation and Liability Act. The MMR Site contains nine groundwater contamination plumes, two of which are allegedly associated with the pipeline, and various other waste management areas of concern, such as landfills. The United States Department of Defense and the United States Coast Guard, pursuant to a Federal Facilities Agreement, has been responding to the Government remediation demand for most of the contamination problems at the MMR Site. Grace and others have also received and responded to formal inquiries from the United States Government in connection with the environmental damages allegedly resulting from the jet fuel leaks. Our subsidiaries have voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline. In connection with a court-ordered mediation between Grace and our subsidiaries, the Government advised the parties in April 1999 that it has identified two spill areas that it believes to be related to the pipeline that is the subject of the Grace suit. The Government advised the parties that it believes it has incurred costs of approximately $34 million, and expects in the future to incur costs of approximately $55 million, for remediation of one of the spill areas. This amount was not intended to be a final accounting of costs or to include all categories of costs. The Government also advised the parties that it could not at that time allocate its costs attributable to the second spill area. Any claims by the Government could be material in amount and, if made and ultimately sustained against us, could adversely affect our ability to pay cash distributions to our partners.


                                   MANAGEMENT

         We are a limited partnership and have no officers or directors. Our general partner manages us. Set forth below is certain information concerning some of the key personnel of our general partner. All officers serve at the discretion of the Board of Directors of our general partner.

                                                                               YEARS OF INDUSTRY
                NAME              AGE      POSITION WITH THE GENERAL PARTNER      EXPERIENCE
        -----------------------  ------   ----------------------------------   ------------------
         Edward D. Doherty         63       Chairman of the Board and                  9
                                              Chief Executive Officer
         Leon E. Hutchens          64       President                                 39
         Fred T. Johnson           57       President of ST Services                  36
         Ronald D. Scoggins        44       Senior Vice President                     19
         Jimmy L. Harrison         45       Vice President and Controller             25
         Howard C. Wadsworth       54       Vice President, Treasurer and              5
                                              Secretary

                                  UNDERWRITING

         Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus summary, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the number of units set forth opposite the name of such underwriter.

                                                        NUMBER OF
               NAME                                       UNITS
               ----                                   ------------
               Salomon Smith Barney Inc. ............
               A.G. Edwards & Sons, Inc. ............
               PaineWebber Incorporated  ............
                                                      ------------
                   Total  ...........................    2,250,000
                                                      ============

         The underwriting agreement provides that the obligations of the several underwriters to purchase the units included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the units (other than those covered by the over-allotment option described below) if they purchase any of the units.

         The underwriters, for whom Salomon Smith Barney Inc. is acting as representative, propose to offer some of the units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the units to certain dealers at the public offering
price less a concession not in excess of $    per unit. The underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
unit on sales to certain other dealers. If all of the units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

         We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 337,500 additional units at the public offering price less the underwriting discount
and, if the option is closed after       , 1999, the record date for our
quarterly cash distribution for the first quarter of 1999, minus $0.70 per unit. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional units approximately proportionate to the underwriter's initial purchase commitment.

         We and our general partner and its affiliates have agreed that, for a period of 90 days from the date of this prospectus supplement, neither we nor it will, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of or hedge any units or any securities substantially similar to, convertible into or exercisable or exchangeable for units or grant any options or warrants to purchase any units or any such securities. Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

         The units are listed on the New York Stock Exchange under the symbol "KPP."

         Because the National Association of Securities Dealers, Inc. views the units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules.

         The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional units.

                                                       NO EXERCISE            FULL EXERCISE
                                                 -----------------------    ------------------
Per Unit.....................................    $                          $
Total........................................    $                          $

         In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell units in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of units in excess of the number of units to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the units in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of units made for the purpose of preventing or retarding the decline in the market price of the units while the offering is in progress.

         The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases units originally sold by that syndicate member.

         Any of these activities may cause the price of the units to be higher than the price that otherwise would exist in the open market in the absence of these transactions. These transactions may be effected on the New York Stock Exchange or in the over-the-counter market, or otherwise, and, if commenced, may be discontinued at any time.

         We estimate that our total expenses of this offering will be approximately $370,000.

         In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking or commercial banking transactions with us and our affiliates.

         We, together with our subsidiary operating partnerships and our general partner, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.


                                VALIDITY OF UNITS

         The validity of the units is being passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Andrews & Kurth L.L.P., Houston, Texas.

PROSPECTUS




                                 5,000,000 UNITS
                         KANEB PIPE LINE PARTNERS, L.P.

                     REPRESENTING LIMITED PARTNER INTERESTS

                               ------------------


         We may from time to time offer and sell up to 5,000,000 of our units with this prospectus. We will decide the prices and terms of the sales at the time of each offering and will describe them in a supplement to this prospectus.

         We may use this prospectus to offer or sell units only if a prospectus supplement accompanies it. The prospectus supplement will contain important information about us and the units that this prospectus does not include. You should read both this prospectus and the prospectus supplement carefully.

         We may sell these units to underwriters or dealers, or we may sell them directly to other purchasers. See "Plan of Distribution." The prospectus supplement will list any underwriters and the compensation that they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling these units, after we pay our share of the expenses of the offering.

         The New York Stock Exchange has listed our units under the symbol
"KPP."

         Our address is 2435 North Central Expressway, Richardson, Texas 75080, and our telephone number is (972) 699-4055.

         YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE BUYING UNITS.

                               ------------------


              NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND WE MAY CHANGE IT. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
-------------------------------------------------------------------------------



                  The date of this prospectus is June 25, 1999



                                TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
ABOUT KANEB PARTNERS.................................................................3
ABOUT THIS PROSPECTUS................................................................3
RISK FACTORS.........................................................................4
   Risks Inherent in Our Business....................................................4
   Risks Relating to Year 2000 Problems..............................................5
   Risks Relating to Our Partnership Structure.......................................6
Tax-Related Risks....................................................................8
WHERE YOU CAN FIND MORE INFORMATION.................................................10
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS.....................................11
KANEB PARTNERS......................................................................12
USE OF PROCEEDS.....................................................................13
CASH DISTRIBUTIONS..................................................................13
   General  ........................................................................13
   Quarterly Distributions of Available Cash........................................15
   Adjustment of the Target Distributions...........................................15
   Distributions of Cash Upon Liquidation...........................................16
   Defined Terms....................................................................18
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES................................21
   Fiduciary Responsibility of the General Partner..................................22
FEDERAL INCOME TAX CONSIDERATIONS...................................................24
   Partnership Status...............................................................24
   Partner Status...................................................................27
   Tax Consequences of Unit Ownership...............................................27
   Allocation of Partnership Income, Gain, Loss and Deduction.......................29
   Uniformity of Units..............................................................30
   Tax Treatment of Operations......................................................31
   Disposition of Units.............................................................34
   Administrative Matters...........................................................36
STATE AND OTHER TAX CONSIDERATIONS..................................................38
INVESTMENT IN KANEB PARTNERS BY EMPLOYEE BENEFIT PLANS..............................39
PLAN OF DISTRIBUTION................................................................41
LEGAL...............................................................................42
EXPERTS.............................................................................42
INDEX TO FINANCIAL STATEMENTS......................................................F-1

                               ------------------


         You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

                              ABOUT KANEB PARTNERS

         We are a publicly held Delaware limited partnership engaged in the refined petroleum products pipeline business and the terminaling of petroleum products and specialty liquids. Kaneb Pipe Line Company, a wholly owned subsidiary of Kaneb Services, Inc., serves as our general partner.

         As used in this prospectus, "we," "us," "our" and "Kaneb Partners" mean Kaneb Pipe Line Partners, L.P. and include our subsidiary operating companies.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to 5,000,000 of the units described in this prospectus in one or more offerings. This prospectus generally describes us and the units. Each time we sell units with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of June 25, 1999. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information."

                                  RISK FACTORS

         You should consider the following risk factors, together with other information contained in this prospectus, any prospectus supplement and the information we have incorporated by reference.

RISKS INHERENT IN OUR BUSINESS

         OUR RATES MAY BE LIMITED BY FERC REGULATIONS.

         The Federal Energy Regulatory Commission, pursuant to the Interstate Commerce Act, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, tariff rates must be just and reasonable and not unduly discriminatory. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected under rates ultimately found unlawful. The FERC may also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured.

         The FERC's primary rate making methodology is price indexing. We use this methodology in approximately half of our markets. With FERC approval, we use market based rates in our other markets. The indexing method allows a pipeline to increase its rates by a percentage equal to the Producer Price Index for Finished Goods minus 1%. If the index rises by less than 1% or falls, we will be required to reduce our rates that are based on the FERC's price indexing methodology if they exceed the new maximum allowable rate. In addition, changes in the index might not be large enough to fully reflect actual increases in our costs. The FERC's rate making methodologies may limit our ability to set rates based on our true costs or may delay the use of rates that reflect increased costs. If this occurs, it could adversely affect us. Competition constrains our rates in all of our markets. As a result we may from time to time be forced to reduce some of our rates to remain competitive.

         UNCERTAINTIES IN CALCULATING COST OF SERVICE FOR RATE-MAKING PURPOSES.

         In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership's cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and other entities. If we were to become involved in a contested rate proceeding, this issue could be raised by an adverse party in that proceeding. Disallowance of the income tax allowance in the cost of service of our pipelines would adversely affect our cash flow and could reduce cash distributions to our unitholders.

         COMPETITION COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         Competitive conditions sometimes require that our pipelines file individual rates that are less than the maximum permitted by law to avoid losing business to competitors. Our east pipeline's major competitor is an independent regulated common carrier pipeline system owned by The Williams Companies, Inc. Williams' pipeline operates approximately 100 miles east of and parallel to our east pipeline. This competing pipeline system is substantially more extensive than our east pipeline. Fifteen of our sixteen delivery terminals on our east pipeline directly compete with Williams' terminals. Williams and its affiliates have capital and financial resources substantially greater than ours.

         Our west pipeline competes with the truck loading facilities of refineries in Denver, Colorado, and Cheyenne, Wyoming and the Denver terminals of the Chase Pipeline Company and Phillips Petroleum Company. The Ultramar Diamond Shamrock terminals in Denver and Colorado Springs that connect to an Ultramar Diamond Shamrock pipeline from their Texas Panhandle refinery are major competitors to our west pipeline's Denver and Fountain terminals.

         The independent liquids terminaling industry is fragmented and includes both large, well-financed companies that own many terminal locations and small companies that may own a single terminal location.

Several companies that offer liquids terminaling facilities have significantly more capacity than ours, particularly those used primarily for petroleum-related products. We also face competition from prospective customers that have their own terminal facilities.

         REDUCED DEMAND COULD AFFECT SHIPMENTS ON THE PIPELINES.

         Our pipeline business depends in large part on the demand for refined petroleum products in the markets served by our pipelines. Reductions in that demand adversely affect our pipeline business. Most of the refined petroleum products delivered through our east pipeline are ultimately used as fuel for railroads or in agricultural operations. Agricultural operations include fuel for farm equipment, irrigation systems, trucks transporting crops and crop drying facilities. Weather conditions in the geographic areas served by our east pipeline affect the demand for refined petroleum products for agricultural use and the relative mix of products required. Periods of drought suppress agricultural demand for some refined petroleum products, particularly those used for fueling farm equipment. Although the demand for fuel for irrigation systems often increases during those times, the increase may not be sufficient to offset the reduced demand for refined petroleum products for agricultural use. Governmental agricultural policies and crop prices also affect the agricultural sector. Governmental policies or crop prices that result in reduced farming operations in the markets we serve could indirectly reduce the demand for refined petroleum products in those markets.

         Governmental regulation, technological advances in fuel economy, energy generation devices and future fuel conservation measures could reduce the demand for refined petroleum products in the market areas our pipelines serve.

         RISK OF ENVIRONMENTAL COSTS AND LIABILITIES.

         Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe that our operations comply with applicable environmental regulations, risks of substantial costs and liabilities are inherent in pipeline operations and terminaling operations. We cannot assure you that we will not incur substantial costs and liabilities. We currently own or lease, and have in the past owned or leased, many properties that have been used for many years to terminal or store petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminaling operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.

RISKS RELATING TO YEAR 2000 PROBLEMS

         A failure by one or more of our computer systems to properly handle dates after the year 1999 could result in lost revenues and additional expenses required to carry out manual processing of transactions. Also, failure by third parties with whom we do business to adequately resolve their Y2K problems could have a material adverse effect on our operations.

         We have undertaken a review and testing of our computer systems to identify Y2K-related issues associated with the software and hardware we use in our operations. We have also contacted our primary suppliers and service providers to assess their state of Y2K readiness. However, we cannot conclusively know whether all of our systems and those of third parties are Y2K compliant until we actually reach the Year 2000.

         Failures by banking institutions, the telecommunications industry and others could have far-reaching effects on us and the entire economy. We cannot predict the effect that external forces could have on our business.

RISKS RELATING TO OUR PARTNERSHIP STRUCTURE

         WE MAY SELL ADDITIONAL LIMITED PARTNER INTERESTS, DILUTING EXISTING
            INTERESTS OF UNITHOLDERS.

         We can issue an unlimited number of additional units or other equity securities, including equity securities with rights to distributions and allocations or in liquidation equal or superior to the units offered by this prospectus. If we issue more units or other equity securities, it will reduce your proportionate ownership interest in us. This could cause the market price of your units to fall and reduce the cash distributions paid to you as a unitholder.

         THE GENERAL PARTNER MAY SELL UNITS IN THE TRADING MARKET, WHICH
            COULD REDUCE THE MARKET PRICE OF OUR UNITS.

         The general partner and its affiliates currently own 5,454,950 units. If they were to sell a substantial number of these units in the trading markets, it could reduce the market price of your units. Our partnership agreement allows the general partner to cause us to register for sale any units the general partner or its affiliates hold. These registration rights allow the general partner and its affiliates holding any units to request registration of those units and to include any of those units in a registration of other units by us.

         UNITHOLDERS HAVE LIMITS ON THEIR VOTING RIGHTS; THE GENERAL PARTNER
            MANAGES AND OPERATES US.

         You have only limited voting rights as a unitholder. The general partner must either propose or consent to all amendments to our partnership agreement and other major actions such as mergers involving us.

         The general partner manages and controls our activities. Unitholders have no right to elect the general partner on an annual or other continuing basis. However, if the general partner withdraws or is removed, the unitholders may elect a new general partner.

         THE GENERAL PARTNER AND ITS AFFILIATES CURRENTLY OWN ENOUGH UNITS TO
            PREVENT THE REMOVAL OF THE GENERAL PARTNER.

         The vote of the holders of not less than 85% of the outstanding units is necessary to remove the general partner. The general partner and its affiliates currently own approximately 34% of our outstanding units, which is enough to prevent the removal of the general partner without its consent.

         THE GENERAL PARTNER AND ITS AFFILIATES MAY HAVE CONFLICTS WITH US.

         Our general partner's dual duties to Kaneb Services and to us can cause a conflict of interest. Conflicts could arise in the following situations:

         - The general partner determines the timing and amount of cash expenditures, borrowings and reserves, which can affect the amount of cash distributed to our partners.

         - The general partner determines whether we will issue additional units or other securities or purchase any outstanding units.

         - The general partner controls the payment to Kaneb Services and its subsidiaries and affiliates for any services they render on our behalf, subject to the limitations described under "Conflicts of Interest."

         - The general partner determines which direct and indirect costs we reimburse.

         - The general partner will attempt to limit its liability for our debt and other contractual liabilities by requiring debtholders and other creditors to look only to us and to our assets for payment.

         -    The general partner can decide to liquidate us.

         - The general partner determines whether we will retain separate counsel, accountants or others to perform services for us.

         -    The general partner and its affiliates may compete with us.

See "Conflict of Interest and Fiduciary Responsibilities--Fiduciary Responsibility of the General Partner" at page 21.

         The Audit Committee of the Board of Directors of the general partner will review matters in which these conflicts of interest could arise. We have not adopted any guidelines, other than those contained in our partnership agreement, that the general partner must follow if there were a conflict of interest.

         THE GENERAL PARTNER'S LIABILITY TO US AND THE UNITHOLDERS MAY BE
            LIMITED.

         The general partner is accountable to us and to the unitholders as a fiduciary. Consequently, the general partner generally must exercise good faith and integrity in handling our assets and affairs. The Delaware Revised Uniform Limited Partnership Act provides that Delaware limited partnerships may, in their partnership agreements, modify the fiduciary duties that a court might otherwise apply in analyzing the duty owed by general partners to limited partners. Our partnership agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that the general partner might otherwise owe us and the unitholders. For example, our partnership agreement provides that:

         - Any actions the general partner takes that are consistent with the standards of reasonable discretion set forth in our partnership agreement will be deemed not to breach any duty of the general partner to us or the unitholders.

         - In the absence of bad faith by the general partner, the resolution of conflicts of interest by the general partner shall not constitute a breach of our partnership agreement or a breach of any standard of care or duty.

         - Unitholders are deemed to have consented to actions specified in our partnership agreement and conflicts of interest that a court might otherwise deem a breach of fiduciary or other duties under state law.

         These modifications of state law standards of fiduciary duty may significantly limit a unitholder's ability to successfully challenge the actions of the general partner as being in breach of what would otherwise have been a fiduciary duty. Some provisions of our partnership agreement that purport to limit the liability of the general partner to us or the unitholders may be unenforceable under Delaware law.

         THE GENERAL PARTNER WILL HAVE A LIMITED CALL RIGHT WITH RESPECT TO
            THE UNITS.

         If at any time persons other than the general partner and its affiliates hold less than 750,000 of the then-issued and outstanding units, the general partner will have the right to acquire all, but not less than all, of the remaining units held by those unaffiliated persons. The general partner may assign this right to any of its affiliates or to us. The acquisition price will generally equal the then-current market price of units. As a consequence, a unitholder may be required to sell his units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale.

         UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN THE CIRCUMSTANCES
            DESCRIBED BELOW AND MAY BE LIABLE FOR THE RETURN OF WRONGFUL DISTRIBUTIONS.

         Some states have not clearly established the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership. If it were determined that we had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right, or the exercise of the right by the unitholders as a group, to:

         -    remove or replace the general partner,

         - make amendments to our partnership agreement to the extent permitted in the partnership agreement, or

         -    take other action pursuant to our partnership agreement,

constituted participation in the "control" of our business, then the unitholders might be held liable for our obligations to the same extent as a general partner.

         In addition, under the circumstances described below a unitholder may be liable to us for the amount of a distribution for three years from the date of the distribution. Unitholders will not be liable for assessments in addition to their initial capital investment in the units. Under Delaware partnership law, we may not make a distribution to you if the distribution causes all our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and non-recourse liabilities are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the Delaware law will be liable to the limited partnership for the distribution amount for three years from the distribution date. Under Delaware law, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership. However, such an assignee is not obligated for liabilities unknown to him at the time he or she became a limited partner if the liabilities could not be determined from the partnership agreement.

TAX-RELATED RISKS

         For a discussion of the expected federal and state income tax consequences of acquiring, owning and disposing of units, see "Federal Income Tax Considerations" and "State and Other Taxes."

         TAX TREATMENT DEPENDS ON OUR STATUS AS A PARTNERSHIP.

         The availability to a unitholder of the federal income tax benefits of an investment in units depends in large part on the classification of us and each of our partnership subsidiaries as a partnership for federal income tax purposes. Fulbright & Jaworski L.L.P., our tax counsel, has rendered its opinion that under current law and regulations, we and each of our subsidiary partnerships will be classified as a partnership for federal income tax purposes. They based their opinion on factual representations made to them by the general partner. If any of these facts are incorrect, particularly facts relating to the nature of our subsidiary partnerships' gross income, U.S. tax laws could classify us or one or more of our subsidiary partnerships as a corporation for federal income tax purposes.

         THERE ARE LIMITATIONS ON THE DEDUCTIBILITY OF LOSSES.

         Any losses we generate will be available to unitholders that are subject to the passive activity loss limitations of Section 469 of the Internal Revenue Code only to offset future income we generate. Unitholders cannot use our losses to offset their income from other passive activities or investments or any other source. A unitholder may deduct losses from us that are not deductible because of the passive loss limitations when the unitholder disposes of all his units in a fully taxable transaction with an unrelated party.

         THERE IS A RISK OF CHALLENGE TO SOME OF OUR ALLOCATION PROVISIONS
            AND DEPRECIATION CONVENTIONS.

         Because we cannot match transferors and transferees of units, we must attempt to maintain uniformity of the economic and tax characteristics of the units. This uniformity is often called "fungibility" of units. To do this, we have adopted and will continue to adopt tax accounting conventions relating to the allocation of taxable deductions and gain or loss on contributed assets ("Section 704(c) allocations") and the additional depreciation and amortization available to unitholders as a result of our section 754 election ("Section 743(b) conventions") that do not conform with all aspects of the applicable Treasury regulations. In January 1998, the IRS proposed new regulations to update and clarify some of the Treasury regulations at issue. The preamble of the proposed regulations states that an intended result of the regulations is that "interests in a partnership will generally be fungible"; however, the proposed regulations would provide fungibility only for interests in partnerships that use the remedial method in calculating their Section 704(c) allocations. Unfortunately, a partnership can adopt the remedial allocation method only with respect to property contributed to it on and after December 21, 1993. Our partners contributed a significant part of our assets to us before that date.

         We cannot predict whether the final regulations will allow us to use the remedial allocation method on our assets acquired by contribution before December 21, 1993, or allow us to continue to use other allocation methods to maintain uniformity of units. Because of the continued uncertainty, our counsel is unable to opine that the Section 704(c) allocations and Section 743(b) depreciation and amortization conventions that we have adopted will be given effect for federal income tax. If the IRS were successful in challenging these allocations or conventions, uniformity could be affected. A lack of uniformity could substantially diminish our compliance with several federal income tax requirements, both statutory and regulatory. In addition, non-uniformity could have a negative impact on the ability of a unitholder to dispose of his units.

         A UNITHOLDER'S TAX LIABILITY COULD EXCEED CASH DISTRIBUTIONS ON HIS
            UNITS.

         Since we are not a taxable entity and incur no federal income tax liability, a unitholder must pay federal income tax and, if applicable, state and local income taxes on his allocable share of our income, whether or not he receives cash distributions from us. We cannot assure you that unitholders will receive cash distributions equal to their allocable share of taxable income from us. Further, on the sale or other disposition of units, a unitholder may incur tax liability greater than the amount of cash he receives. To the extent that a unitholder's tax liability exceeds the amount distributed to him or the amount he receives on the sale or other disposition of his units, he will incur an out-of-pocket cost.

         OWNERSHIP OF UNITS RAISES ISSUES FOR TAX-EXEMPT ORGANIZATIONS AND
            EMPLOYEE BENEFIT PLANS.

         Substantially all of the gross income attributable to an investment in units by tax-exempt entities, such as individual retirement accounts, Keogh and other retirement plans, will constitute unrelated business taxable income to these entities. An investment in units, therefore, may not be suitable for tax-exempt entities. An investment in units also may not be suitable for regulated investment companies and foreign investors for the reasons discussed in "Federal Income Tax Considerations--Tax Treatment of Operations--Tax Exempt Entities, Regulated Investment Companies and Foreign Investors."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until we sell all of the units offered by this prospectus.

         -    Annual Report on Form 10-K for the fiscal year ended December
              31, 1998.

         -    Current Report on Form 8-K filed February 12, 1999.

         -    Current Report on Form 8-K/A filed March 9, 1999.

         -    Quarterly Report on Form 10-Q filed May 14, 1999.

         - The description of the units contained in Kaneb Partners' Registration Statement on Form 8-A, dated August 3, 1989.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address:

              Investor Relations Department
              Kaneb Pipe Line Partners, L.P.
              2435 North Central Expressway
              Richardson, Texas 75080
              (972) 699-4055.

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

         This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

         -    the amount and nature of future capital expenditures,

         -    business strategy and measures to carry out strategy,

         -    competitive strengths,

         -    goals and plans,

         -    expansion and growth of our business and operations,

         -    references to intentions as to future matters and

         -    other similar matters.

 A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                                 KANEB PARTNERS

         We are a publicly held Delaware limited partnership engaged through operating subsidiaries in the refined petroleum products pipeline business and the terminaling of petroleum products and specialty liquids. The following chart shows our organization and ownership structure as of the date of this prospectus before giving effect to this offering. Except in the following chart, the ownership percentages referred to in this prospectus reflect the approximate effective ownership interest in us and our subsidiary companies on a combined basis.




                              [ORGANIZATION CHART]

         Our pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Iowa, Nebraska, South Dakota, North Dakota, Wyoming and Colorado. We own a 2,125 mile pipeline system that extends through Kansas, Iowa, Nebraska, South Dakota and North Dakota and a 550 mile pipeline system that extends through Wyoming, South Dakota and Colorado. Our east pipeline serves the agricultural markets of the midwestern United States and transports a broad range of refined petroleum products and propane. Our west pipeline serves Eastern Wyoming, Western South Dakota, and the urban areas of Colorado and transports mainly gasoline. These products are transported from refineries connected to our pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers. During 1998, we shipped approximately 17 million barrel miles of refined petroleum products on our pipeline system. Substantially all of our pipeline operations constitute common carrier operations that are subject to federal and state tariff regulation. In May 1998, we were authorized by the Federal Energy Regulatory Commission to adopt market-based rates in approximately one-half of our markets.

         We are also the third largest independent liquids terminaling company in the United States. Our terminaling business is conducted under the name ST Services. ST Services and its predecessors have been in the terminaling business for more than 40 years. Our total worldwide tankage capacity is approximately
27.7 million barrels. Since 1994, we have acquired 14 terminal facilities with an aggregate storage capacity of 15.7 million barrels. In the United States, we operate 33 facilities in 19 states and the District of Columbia. Our five largest wholly owned terminal facilities in the U.S. are located in Piney Point, Maryland; Jacksonville, Florida; Texas City, Texas; Baltimore, Maryland; and Westwego, Louisiana. We also own a 50% interest in and manage a 3.9 million barrel petroleum terminal in Linden, New Jersey. In February 1999, we acquired six terminals in the United Kingdom with an aggregate capacity of approximately
5.5 million barrels for approximately $37.4 million and the assumption of certain liabilities. Three of the U.K. terminals are located in England, two in Scotland and one in Northern Ireland. Our U.S. and U.K. terminals provide storage on a fee basis for a wide variety of products from petroleum products to specialty chemicals to edible liquids.


                                 USE OF PROCEEDS

         Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the units to acquire properties as suitable opportunities arise and repay indebtedness outstanding at the time.


                               CASH DISTRIBUTIONS
GENERAL

         We hold all of our assets and conduct all of our operations through our subsidiaries. Our subsidiaries will generate all of our Cash from Operations. The distribution of that cash from our subsidiaries to us is expected to be our principal source of Available Cash from which we will make distributions. "Available Cash" means generally, with respect to any calendar quarter, the sum of all of our cash receipts plus net reductions to cash reserves less the sum of all of our cash disbursements and net additions to cash reserves. Cash from Operations, which is determined on a cumulative basis, generally means all cash generated by our operations, after deducting related cash expenditures, reserves and other items specified in our partnership agreement. It also includes the $3.5 million cash balance we had on the date of our initial public offering in 1989. The full definitions of Available Cash and Cash from Operations are set forth in "-Defined Terms."

         Our subsidiary partnerships must, under their partnership agreements, distribute 100% of their available cash. Available cash is defined in the subsidiary partnership agreements in substantially the same manner as it is in our partnership agreement. The boards of directors of our corporate subsidiaries have adopted a dividend policy under which all available cash be distributed as a dividend. Accordingly, the following paragraphs describing distributions to unitholders and the general partner, and the percentage interests in our distributions, are stated on the basis of cash available for distribution by us and our subsidiaries on a combined basis.

         We will make distributions to unitholders and the general partner with respect to each calendar quarter in an amount equal to 100% of our Available Cash for the quarter, except in connection with our dissolution and liquidation. Distributions of our Available Cash will be made 98% to unitholders and 2% to the general partner, subject to the payment of incentive distributions to the general partner if specified target levels of cash distributions to the unitholders are achieved. The general partner's incentive distributions are described below under "--Quarterly Distributions of Available Cash--Distributions of Cash from Operations."

         The following table sets forth the amount of distributions of Available Cash constituting Cash from Operations effected with respect to the units for the quarters in the periods shown

                                             DISTRIBUTION PER
                           QUARTER                UNIT(1)
                    ----------------------   ----------------
                    1997:
                         First............   $     0.60
                         Second...........         0.60
                         Third............         0.65
                         Fourth...........         0.65
                    1998:
                         First............    $    0.65
                         Second...........         0.65
                         Third............         0.65
                         Fourth...........         0.65
                    1999:
                         First............    $    0.70

         ----------
         (1) Before June 30, 1998, we had three classes of partnership interests designated Senior Preference Units, Preference Units and Common Units. Pursuant to our partnership agreement, on August 14, 1998, each of these classes was converted into a single class designated "units" effective June 30, 1998. The cash distributions shown above were paid on each class of our limited partnership interests.

         Cash distributions will be characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction is important because it affects the amount of cash that is distributed to the unitholders relative to the general partner. See "-Quarterly Distributions of Available Cash-Distributions of Cash from Operations" and "-Quarterly Distributions of Available Cash-Distributions of Cash from Interim Capital Transactions" below. We will ordinarily generate Cash from Interim Capital Transactions by (1) borrowings and sales of debt securities other than for working capital purposes, (2) sales of equity interests and (3) sales or other dispositions of our assets.

         All Available Cash that we distribute on any date from any source will be treated as if it were a distribution of Cash from Operations until the sum of

         (a) all Available Cash distributed as Cash from Operations to the unitholders and to the general partner equals
         (b) the aggregate amount of all Cash from Operations that we generated since we commenced operations through the end of the prior calendar quarter.

Any remaining Available Cash distributed on that date will be treated as if it were a distribution of Cash from Interim Capital Transactions, except as otherwise set forth below under the caption "--Distributions of Cash from Interim Capital Transactions."

         A more complete description of how we will distribute cash before we commence to dissolve or liquidate is set forth below under "--Quarterly Distributions of Available Cash." Distributions of cash in connection with our dissolution and liquidation will be made as described below under "--Distributions of Cash Upon Liquidation."

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

         DISTRIBUTIONS OF CASH FROM OPERATIONS

         Our distributions of Available Cash that constitutes Cash from Operations in respect of any calendar quarter will be made in the following priorities:

              FIRST, 98% to all unitholders pro rata and 2% to the general partner until all unitholders have received distributions of $0.60 per unit for such calendar quarter (the "First Target Distribution");

              SECOND, 90% to all unitholders pro rata and 10% to the general partner until all unitholders have received distributions of $0.65 per unit for such calendar quarter (the "Second Target Distribution");

              THIRD, 80% to all unitholders pro rata and 20% to the general partner until all unitholders have received distributions of $0.70 per unit for such calendar quarter (the "Third Target Distribution" and, together with the First Target Distribution and Second Target Distribution, the "Target Distributions"); and

              THEREAFTER, 70% to all unitholders pro rata and 30% to the general partner.

         The following table illustrates the percentage allocation of distributions of Available Cash that constitute Cash from Operations among the unitholders and the general partner up to the various target distribution levels.

                                        MARGINAL PERCENTAGE INTEREST IN
                                                  DISTRIBUTIONS
                                        -------------------------------
                   QUARTERLY AMOUNT                          GENERAL
                        UP TO:            UNITHOLDERS        PARTNER
                   ----------------       -----------        -------
                        $0.60                 98%               2%
                        $0.65                 90%              10%
                        $0.70                 80%              20%
                      Thereafter              70%              30%

         The Target Distributions are each subject to adjustment as described below under "--Adjustment of the Target Distributions."

         DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

         Distributions of Available Cash that constitutes Cash from Interim Capital Transactions will be distributed 98/99ths to all unitholders pro rata and 1/99th to the general partner until a hypothetical holder of a unit acquired in our initial public offering has received, with respect to that unit, distributions of Available Cash constituting Cash from Interim Capital Transactions in an amount per unit equal to $22.00. Thereafter, all Available Cash will be distributed as if it were Cash from Operations. We have not distributed any Available Cash that constitutes Cash from Interim Capital Transactions.

ADJUSTMENT OF THE TARGET DISTRIBUTIONS

         The Target Distributions will be proportionately adjusted in the event of any combination or subdivision of units. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Target Distributions will also be adjusted proportionately downward to equal the product resulting from multiplying each of them by a fraction, of which the numerator shall be the Unrecovered Capital immediately after giving effect to such distribution and the denominator shall be the Unrecovered Capital immediately before such distribution. For these purposes, "Unrecovered Capital" means, at any time, an amount equal to the excess of (1) $22.00 over (2) the sum of all distributions theretofore made in respect of a hypothetical unit offered in our initial public offering out of Available Cash constituting Cash from Interim Capital

Transactions. The following table shows an example of how these adjustments would be made. None of the events identified in the table have occurred or are currently anticipated to occur.

     EXAMPLES OF ADJUSTMENTS TO BE MADE UPON UNIT COMBINATIONS AND SUBDIVISIONS

                                               BEFORE EVENT:                       AFTER EVENT:
                                    ----------------------------------   ----------------------------------
                                       TARGET DISTRIBUTION THRESHOLD:      TARGET DISTRIBUTION THRESHOLD:
                                    ----------------------------------   ----------------------------------
     EVENT:                           FIRST   SECOND    THIRD   FINAL     FIRST    SECOND    THIRD   FINAL
     ------                           -----   ------    -----   -----     -----    ------    -----   -----
     2 for 1 unit split............ $ 0.600  $ 0.650  $ 0.700  $ 0.800   $ 0.300  $ 0.325  $ 0.350  $ 0.400
     3 for 1 unit split............   0.600    0.650    0.700    0.800     0.200    0.217    0.233    0.267
     1 for 2 reverse unit split....   0.600    0.650    0.700    0.800     1.200    1.300    1.400    1.600
     1 for 3 reverse unit split....   0.600    0.650    0.700    0.800     1.800    1.950    2.100    2.400

       EXAMPLES OF ADJUSTMENTS TO BE MADE UPON DISTRIBUTIONS OF AVAILABLE CASH
                  CONSTITUTING CASH FROM INTERIM CAPITAL TRANSACTIONS

                             BEFORE DISTRIBUTION:                  AFTER DISTRIBUTION:
                    ------------------------------------   ----------------------------------
                      TARGET DISTRIBUTION THRESHOLD:         TARGET DISTRIBUTION THRESHOLD:
                    ------------------------------------   ----------------------------------
       AMOUNT OF
     DISTRIBUTION:   FIRST    SECOND    THIRD     FINAL     FIRST    SECOND   THIRD    FINAL
     -------------   -----    ------    -----     -----     -----    ------   -----    -----
        $ 0.25      $ 0.600  $ 0.650   $ 0.700   $ 0.800   $ 0.593  $ 0.643  $ 0.692  $ 0.791
          0.50        0.600    0.650     0.700     0.800     0.586    0.635    0.684    0.782
          1.00        0.600    0.650     0.700     0.800     0.573    0.620    0.668    0.764
          3.00        0.600    0.650     0.700     0.800     0.518    0.561    0.605    0.691

         The Target Distributions also may be adjusted if legislation is enacted that causes us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. In that event, the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the Target Distributions multiplied by 1 minus the sum of

         (1)      the maximum marginal federal corporate income tax rate plus

         (2) the effective overall state and local income tax rate applicable to us for the taxable year in which such quarter occurs after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

         We will dissolve on December 31, 2039, unless we are dissolved at an earlier date pursuant to the terms of our partnership agreement. The proceeds of our liquidation shall be applied first in accordance with the provisions of our partnership agreement and applicable law to pay our creditors in the order of priority provided by law. Thereafter, any remaining proceeds will be distributed to unitholders and the general partner as set forth below. Upon our liquidation, unitholders are entitled to share with the general partner in the remainder of our assets. Their sharing will be in proportion to their capital account balances, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of our liquidation. Gain or loss will include any unrealized gain or loss attributable to assets distributed in kind. Any such gain will be allocated as follows:

FIRST, to each partner having a deficit balance in his capital account to the extent of and in proportion to the deficit balance;

SECOND, any then-remaining gain would be allocated 98% to the unitholders pro rata and 2% to the general partner, until the capital account of each unit equals the sum of the Remaining Capital in respect of that unit;

THIRD, any then-remaining gain would be allocated 98% to all unitholders pro rata and 2% to the general partner until the capital account of each outstanding unit is equal to the sum of

                  -   the Remaining Capital with respect to that unit PLUS

                  -   the excess of

                      (a) the First Target Distribution over the Minimum Quarterly Distribution for each quarter of our existence LESS

                      (b) the amount of any distributions of Cash from Operations in excess of the Minimum Quarterly Distribution which were distributed 98% to the unitholders pro rata and 2% to the general partner for each quarter of our existence ((a) less (b) being the "Target Amount");

FOURTH, any then-remaining gain would be allocated 90% to all unitholders pro rata and 10% to the general partner, until the capital account of each outstanding unit is equal to the sum of

                  -   the Remaining Capital with respect to that unit PLUS

                  -   the Target Amount PLUS

                  -   the excess of

                      (a) the Second Target Distribution over the First Target Distribution for each quarter of our existence LESS

                      (b) the amount of any distributions of Cash from Operations in excess of the First Target Distribution which were distributed 90% to the unitholders pro rata and 10% to the general partner for each quarter of our existence ((a) less (b) being the "Second Target Amount");

FIFTH, any then-remaining gain would be allocated 80% to all unitholders pro rata and 20% to the general partner, until the capital account of each outstanding unit is equal to the sum of


                      -    the Remaining Capital with respect to that unit PLUS

                      -    the Target Amount PLUS

                      -    the Second Target Amount PLUS

                      -    the excess of the

                           (a) Third Target Distribution over the Second Target Distribution for each quarter of our existence LESS

                           (b) the amount of any distributions of Cash from Operations in excess of the Second Target Distribution which were distributed 80% to the unitholders pro rata and 20% to the general partner for each quarter of our existence; and

THEREAFTER,           any then-remaining gain would be allocated 70% to all
                      unitholders pro rata and 30% to the general partner.

For these purposes, "Remaining Capital" means, at any time with respect to any units,

         -    $22, less

         -    the sum of

              (a) any distributions of Available Cash constituting Cash from Interim Capital Transactions, and

              (b) any distributions of cash and the fair value of any assets distributed in kind in connection with our dissolution and liquidation theretofore made in respect of a unit that was sold in the initial offering of the units.

         Any loss realized from sales or other dispositions of assets following commencement of our dissolution and liquidation, including any unrealized gain or loss attributable to assets distributed in kind, will be allocated to the general partner and the unitholders: first, in proportion to the positive balances in the partners' capital accounts until all balances are reduced to zero; and second, to the general partner.

DEFINED TERMS

         "AVAILABLE CASH" means, with respect to any calendar quarter, the sum of:

              - all our cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries, PLUS

              -    any reduction in reserves established in prior quarters,

         LESS the sum of

              - all our cash disbursements during that quarter, including, without limitation,

                  - disbursements for operating expenses, taxes on us as an entity or paid by us on behalf of, or amounts withheld with respect to, all but not less than all of the unitholders, if any,

                  - debt service, including the payment of principal, premium and interest,

                  - capital expenditures and contributions, if any, to a subsidiary corporation or partnership, but excluding cash distributions to unitholders and to the general partner,

              - any reserves established in that quarter in such amounts as the general partner shall determine to be necessary or appropriate in its reasonable discretion

                  - to provide for the proper conduct of our business, including reserves for future capital expenditures, or

                  - to provide funds for distributions with respect to any of the next four calendar quarters, and

              - any other reserves established in that quarter in such amounts as the general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we are a party or by which we are bound or our assets are subject.

         Taxes that we pay on behalf of, or amounts withheld with respect to, less than all of the unitholders shall not be considered cash disbursements by us that reduce "Available Cash." Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of our dissolution and liquidation.

         "CASH FROM INTERIM CAPITAL TRANSACTIONS" means our cash receipts that the general partner determines to be from Interim Capital Transactions in accordance with the terms of our partnership agreement.

         "CASH FROM OPERATIONS" means, at any date but before the commencement of our dissolution and liquidation, on a cumulative basis,

         - all our cash receipts during the period since the commencement of our operations through that date, plus

         -    $3,526,000

         LESS THE SUM OF

         (a) all our cash operating expenditures during that period including, without limitation, taxes imposed on us as an entity or taxes paid by us on behalf of, or amounts withheld with respect to, all but not less than all of the unitholders, if any,

         (b)  all our cash debt service payments during that period other than

              - payments or prepayments of principal and premium required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets

              - payments or prepayments of principal and premium made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment of principal, whether or not then due, shall be determined at the election and in the discretion of the general partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by us simultaneously with or within 180 days before or after that payment or prepayment to the extent of the principal amount of such indebtedness so incurred,

         (c)  all our cash capital expenditures during that period other than

              (1) cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of our assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures and

              (2) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

         (d) an amount equal to revenues collected pursuant to a rate increase that are subject to possible refund,

         (e) any additional reserves outstanding as of that date that the general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and

         (f) any reserves that the general partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and the general partner's interest in Kaneb Pipe Line Operating Partnership, L.P.

         Cash from Operations excludes any cash proceeds from

         -    any Interim Capital Transactions or

         - sales or other dispositions of assets following commencement of our liquidation.

         Where cash capital expenditures are made in part to increase the throughput or deliverable capacity or terminaling capacity and in part for other purposes, the general partner's good faith allocation thereof between the portion increasing capacity and the portion for other purposes shall be conclusive. Taxes that we pay on behalf of, or amounts withheld with respect to, less than all of the unitholders shall not be considered cash operating expenditures by us that reduce "Cash from Operations."

         "INTERIM CAPITAL TRANSACTIONS" means our

         - borrowings and sales of debt securities other than for working capital purposes and other than for items purchased on open account in the ordinary course of business,

         -    sales of partnership interests, and

         - sales or other voluntary or involuntary dispositions of any assets other than

                  - sales or other dispositions of inventory in the ordinary course of business,

                  - sales or other dispositions of other current assets including receivables and accounts or

                  - sales or other dispositions of assets as a part of normal retirements or replacements,

    in each case before the commencement of our dissolution and liquidation.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

         The general partner will make all decisions relating to our management. In some cases the officers of the general partner who make those decisions also may be officers of Kaneb Services. In addition, Kaneb Services owns all the capital stock of the general partner and owns, either directly or through a subsidiary, 32% of the outstanding units. Conflicts of interest could arise as a result of the relationships among the general partner, Kaneb Services and us. The directors and officers of Kaneb Services have fiduciary duties to manage Kaneb Services, including its investments in its subsidiaries and affiliates, in a manner beneficial to the stockholders of Kaneb Services. The general partner has a fiduciary duty to manage us in a manner beneficial to the unitholders. The duty of the directors of Kaneb Services to the stockholders of Kaneb Services may, therefore, conflict with the duties of the general partner to the unitholders. The Audit Committee of the general partner's Board of Directors will review conflicts of interest that may arise between Kaneb Services or its subsidiaries, on the one hand, and us and our partners, on the other hand. In resolving any conflict of interest that may arise, the Audit Committee may consider

         - the relative interests of any party to the conflict and the benefits and burdens relating to that interest,

         -    any customary or accepted industry practices,

         - any applicable generally accepted accounting or engineering practices or principles and

         - such additional factors as the Audit Committee determines in its sole discretion to be relevant, reasonable and appropriate under the circumstances.

         The Audit Committee will have access to the management of the general partner, and independent advisers as appropriate, and will attempt to resolve any conflict of interest consistent with provisions of the partnership agreement and the general partner's fiduciary duties under Delaware law. Final authority with respect to all decisions of the general partner, including those involving conflicts of interest, is vested in the general partner's board of directors. Nevertheless, we anticipate that the board would give considerable weight to the recommendations of the Audit Committee as to matters involving conflicts of interest.

         Potential conflicts of interest could arise in the situations described below, among others:

         - Under the terms of our partnership agreement, the general partner will exercise its discretion in managing our business and, as a result, the general partner is not restricted from paying Kaneb Services and its subsidiaries and affiliates for any services rendered on terms fair and reasonable to us. In this connection, the general partner will determine which of its direct or indirect costs that we will reimburse to it.

         - The general partner may lend us funds for such periods of time as the general partner may determine. The general partner may not charge us interest at a rate greater than the lesser of

                  - the actual interest cost, including points or other financing charges or fees, that the general partner is required to pay on funds it borrows from commercial banks and

                  - the rate, including points or other financing charges or fees, that unrelated lenders on comparable loans would charge us without reference to the general partner's financial abilities or guaranties.

              The borrowing entity will reimburse the general partner or the affiliate, as the case may be, for any costs it incurs in connection with the borrowing of funds obtained by the general partner or the affiliate and lent to the borrowing entity. We may lend or contribute to our operating subsidiaries and our operating subsidiaries may borrow funds from us, on terms and conditions established at the sole discretion of the general partner.

         - The general partner through its ownership of units and its general partner interests has varying percentage interests and priorities with respect to Available Cash and net proceeds of capital transactions. See "Cash Distributions." The timing and amount of cash receipts and proceeds of capital transactions received by or allocated to the general partner may be affected by determinations made by the general partner relating to

              -   the decision to liquidate us,

              -   the timing of any capital transaction,

              -   the establishment and maintenance of reserves,

              -   the timing of expenditures,

              -   the incurrence of debt, and

              -   other matters.

         - Upon the request of the general partner or any affiliate holding units or other securities, we must register the offer and sale of such number of those securities specified by the general partner or the affiliate under the Securities Act and the securities laws of any states reasonably requested by the general partner or the affiliate. The general partner may not require us to register securities aggregating less than $2 million in value. All costs and expenses of the registration will be paid by the general partner or the affiliate, and none of those costs will be allocated to us. The general partner or the affiliate also will have the right to include their partnership securities in a registration statement under the Securities Act in which we propose to offer our securities for cash.

         - Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and the general partner, Kaneb Services and its affiliates, on the other hand, were or will be the result of arm's length negotiations.

The general partner may retain separate counsel for us or the unitholders after the sale of the units offered by this prospects, depending on the nature of any conflict that might arise in the future, but does not intend to do so in most cases.

         - The decision whether to purchase outstanding units at any time may involve the general partner or Kaneb Services in a conflict of interest.

         - Subject to their fiduciary duties to us and the unitholders, the general partner and its affiliates may compete with us.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER

         The general partner will be accountable to us as a fiduciary. Consequently, the general partner must exercise good faith and integrity in handling our assets and affairs in addition to such other obligations as the general partner may assume under our partnership agreement. Our partnership agreement provides that whenever a conflict of interest arises between the general partner or its affiliates, on the one hand, and us or any unitholders, on the other hand, the general partner will, in resolving such conflict or determining such action, consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices and, if applicable, generally accepted accounting practices or principles. The same considerations shall apply whenever the partnership agreement provides that the general partner shall act in a manner that is fair and reasonable to us or the unitholders. Our partnership agreement permits the general partner to consider the interests of all parties to a conflict of interest, including the interests of the general partner, although it is not clear under Delaware law that such provisions would be enforceable because of a lack of judicial authority directly on point. This contrasts with the strict duty of a fiduciary who must act solely in the best interests of his beneficiary. Without modifying the strict fiduciary standard that might otherwise apply, our ability to engage in transactions with the general partner or its affiliates or involving conflicts of interest, even if beneficial to us, would be impaired. Our partnership agreement also provides that in various circumstances the general partner shall act in its sole discretion, in good faith or pursuant to other appropriate standards.

         The Delaware Act provides that a limited partner may institute legal action on behalf of a partnership to recover damages from a third party where the general partner has failed to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, cases have been decided under the common law of partnerships in Delaware and the common or statutory law of other jurisdictions to the effect that a limited partner may institute legal action on behalf of himself or all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. In addition, counsel has advised the general partner that it appears that limited partners have the right, subject to the provisions of the Federal Rules of Civil Procedure, to bring partnership derivative actions against a general partner in the federal courts to enforce federal rights of the limited partners, including, in each case, rights under SEC rules.

         Our partnership agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited as required to permit the general partner to act under the partnership agreement or any other agreement contemplated therein and to make any decision pursuant to the authority prescribed in the partnership agreement if such action is not inconsistent with our overall purposes. Further, the partnership agreement provides that the general partner will not be liable for monetary damages to us, the unitholders or assignees for any acts or omissions if the general partner acted in good faith. The extent to which these provisions would be enforceable under Delaware law is not clear, however. In addition, we are required, under the terms of the partnership agreements, to indemnify the general partner and its directors, officers, employees and agents against liabilities, costs and expenses incurred by the general partner or other such persons, if the general partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and such action did not constitute gross negligence or willful misconduct on the part of the general partner or other such persons and, with respect to any criminal proceeding, had no reasonable cause to believe that their conduct was unlawful. See "Description of the Partnership Agreements--Indemnification."

         The fiduciary obligations of general partners is a developing and changing area of the law, and unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the general partner and the remedies available to unitholders.

                        FEDERAL INCOME TAX CONSIDERATIONS

         This section was prepared by Fulbright & Jaworski L.L.P., our tax counsel, and addresses all material income tax consequences to individuals who are citizens or residents of the United States. Unless otherwise noted, this section is our tax counsel's opinion with respect to the matters set forth except for statements of fact and the representations and estimates of the results of future operations of the general partner included in such discussion as to which no opinion is expressed. Our tax counsel bases its opinions on its interpretation of the Internal Revenue Code of 1986, as amended and Treasury Regulations issued thereunder, judicial decisions, the facts set forth in this prospectus and factual representations made by the general partner. Our tax counsel's opinions are subject to both the accuracy of such facts and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to changes and interpretations that may or may not be retroactively applied.

         Other than as described below, we have not requested a ruling from the IRS with respect to our classification as a partnership for federal income tax purposes or any other matter affecting us. Accordingly, the IRS may adopt positions that differ from our tax counsel's conclusions expressed herein. We may need to resort to administrative or court proceedings to sustain some or all of our tax counsel's conclusions, and some or all of these conclusions ultimately may not be sustained. The costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the general partner. Furthermore, neither we nor counsel can assure you that the tax consequences of investing in units will not be significantly modified by future legislation or administrative changes or court decisions. Any such modifications may or may not be retroactively applied.

         It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the transactions contemplated by the sale of units made by this prospectus and of an investment in such units. Moreover, taxpayers such as tax-exempt entities, regulated investment companies and insurance companies may be subject to rules and regulations unique to their status or form of organization in addition to those rules and regulations described herein. A prospective unitholder may wish to consult his own tax advisor about the tax consequences peculiar to his circumstances.

PARTNERSHIP STATUS

         A partnership is not a taxable entity and incurs no federal income tax liability. Each partner must take into account in computing his federal income tax liability his allocable share of our income, gains, losses, deductions and credits, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the distribution exceeds the partner's adjusted basis in his partnership interest.

         Our tax counsel is of the opinion that under present law, and subject to the conditions and qualifications set forth below, for federal income tax purposes both we and each of our subsidiary partnerships will be treated as a partnership. Our tax counsel's opinion as to our partnership status and that of our subsidiary partnerships is based principally on its interpretation of the factors set forth in Treasury Regulations under Sections 7701 and 7704 of the Internal Revenue Code, its interpretation of Section 7704 of the Internal Revenue Code, and upon representations made by the general partner.

         The Treasury Regulations under Section 7701 pertaining to the classification of entities such as us as partnerships or corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the "check-the-box" regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence on January 1, 1997, are deemed to have elected their classification under the prior Treasury Regulations on December 31, 1996, unless they formally elect another form of classification. We have not filed an election to be treated as a corporation under the "check-the-box" regulations, and our tax counsel has rendered its opinion that we and our subsidiary partnerships were treated as partnerships on December 31, 1996, under the prior Treasury Regulations and continue to be so treated.

         Notwithstanding the "check-the-box" regulations under Section 7701 of the Internal Revenue Code, Section 7704 of the Internal Revenue Code provides that publicly traded partnerships shall, as a general rule, be taxed as corporations despite the fact that they are not classified as corporations under
Section 7701. Section 7704 of the Internal Revenue Code provides an exception to this general rule (the "Natural Resource Exception") for a publicly traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income." "Qualifying income" includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource. Transportation includes pipelines transporting gas, oil or products thereof. Other types of "qualifying income" include interest, dividends, real property rents, gains from the sale of real property, including real property held by one considered to be a "dealer" in such property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes "qualifying income."

         The Pipelines, like other pipeline systems transporting petroleum products, include ancillary storage facilities which are an integral component of the system and are necessary for efficient and competitive operation. The general partner advised our tax counsel that we provide storage of petroleum products before transportation through the Pipelines or after transportation through the Pipelines while awaiting delivery to the our customers. Based on these facts, and on statements made by Congressman Rostenkowski and Senator Bentsen on the floors of the House of Representatives and Senate, respectively, indicating that storage fees can be "qualifying income" for purposes of qualifying for the Natural Resource Exception, Our tax counsel is of the opinion that any fees charged for such storage facilities are "qualifying income."

         Our subsidiary, Support Terminals Operating Partnership, L.P. ("STOP"), earns fees from its terminaling operations for petroleum products, specialty chemicals and other liquids. Fees relating to terminaling of liquids that are not oil, gas, other natural resources or products derived from oil or gas will not be qualifying gross income for purposes of Section 7704(d) of the Internal Revenue Code. Such fees were approximately 6% of our gross income in 1998, and we have advised our tax counsel that we believe that such percentage will be lower in 1999 as a result of the acquisition in February 1999 of our U.K. terminals. STOP received a ruling from the IRS in 1993 to the effect that fees earned from its terminaling operations for petroleum or other qualifying products will be qualifying income for purposes of Section 7704(d) of the Internal Revenue Code. Although that ruling was based on the facts as they existed in 1993, we have advised our tax counsel that we believe that current operations continue to conform with the facts disclosed and representations made in STOP's request for the ruling.

         If we fail to meet the Natural Resource Exception to the general rule of Section 7704 of the Internal Revenue Code, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Natural Resource Exception in return for stock in such corporation, and then distributed such stock to the unitholders in liquidation of their units. However, this treatment will not apply if the IRS determines that the failure is inadvertent and if it is cured within a reasonable time after its discovery.

         In rendering its opinion as to periods before 1997 that we and our subsidiary partnerships were each treated as a partnership for federal income tax purposes, Our tax counsel has relied on the following factual representations that the general partner made about us and our subsidiary partnerships:

         - As to us and each of our subsidiary partnerships, the general partner at all times while acting as general partner had a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in, and accounts and notes receivable from, or payable to, us or any limited partnership in which it is a general partner. As to STOP, STS at all times while acting as general partner of STOP had a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in and the accounts and notes receivable from, or payable to STOP or any other limited partnership in which it is a general partner.

         - Each such partnership operated and will continue to operate in accordance with applicable state partnership statutes, the partnership agreements and the statements and representations made in this prospectus.

         - Except as otherwise required by Section 704(c) of the Internal Revenue Code, the general partner of each partnership had at least a 1% interest in each material item of income, gain, loss, deduction and credit of its respective partnership.

         - For each taxable year, we derived and will continue to derive less than 10% our aggregate gross income from sources other than "qualifying income" as defined above.

         - Our general partner and the general partner of each of our subsidiary partnerships acted independently of the limited partners of such partnerships.

Our tax counsel has rendered its opinion as to taxable years beginning after 1996 relying on the accuracy of the second and fourth representations listed above together with the further representation by the general partner that neither we nor any of our subsidiary partnerships has or will elect to be treated as a corporation pursuant to the Section 7701 "check-the-box" Treasury Regulations.

         Our tax counsel's opinion as to the classification of us and our subsidiary partnerships is also based on the assumption that if the general partner or STOP ceases to be a general partner, any successor general partner will make and satisfy such representations. In this regard, if the general partner or STOP were to withdraw as a general partner at a time when there is no successor general partner, or if the successor general partner could not satisfy the above representations, then the IRS might attempt to treat us or a subsidiary partnership as an association taxable as a corporation.

         If we or a subsidiary partnership were taxable as a corporation or treated as an association taxable as a corporation in any taxable year, its income, gains, losses, deductions and credits would be reflected only on its tax return rather than being passed through to its partners and its net income would be taxed at corporate rates. Losses that we realized would not flow through to the unitholders. In addition, any distribution made to a unitholder would be treated as either

         - dividend income to the extent of our current or accumulated earnings and profits,

         - in the absence of earnings and profits, as a nontaxable return of capital to the extent of the unitholder's basis in his units, or

         - taxable capital gain, after the unitholder's basis in the units is reduced to zero.

Accordingly, treatment of either us or a subsidiary partnership as a corporation would probably result in a material reduction in a unitholder's cash flow and after-tax return.

         We have three subsidiaries taxable as corporations whose combined revenues represented approximately 14.6% and 13.4% of our revenues in 1998 and 1997, respectively. These subsidiaries derive substantially all of their revenues from non-qualifying sources of income. These subsidiaries dividend their after tax profits to Kaneb Partners. Our tax counsel has advised us that these dividends are treated as "qualifying income" for purposes of Section 7704 of the Internal Revenue Code.

         If legislation is enacted which causes us to become taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes, the Minimum Quarterly Distribution and the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of

         (1) the otherwise applicable Minimum Quarterly Distribution and Target Distributions, multiplied by

         (2)      1 minus the sum of

              (x) the maximum marginal federal income tax rate, expressed as a fraction, and

              (y) the effective overall state and local income tax rate, expressed as a fraction, applicable to us for the taxable year in which such quarter occurs.

         The discussion below is based on the assumption that we and our subsidiary partnerships each will be classified as a partnership for federal income tax purposes. If that assumption proves to be erroneous, most, if not all, of the tax consequences described below would not be applicable to unitholders.

PARTNER STATUS

         Unitholders who have become our limited partners pursuant to the provisions of our partnership agreement will be treated as our partners for federal income tax purposes.

         The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of such ruling, except as otherwise described herein, (1) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and (2) unitholders whose units are held in street name or by another nominee will be treated as partners for federal income tax purposes. As such ruling does not extend, on its facts, to assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the tax status of such unitholders is unclear and our tax counsel expresses no opinion with respect to the status of such assignees. Such unitholders should consult their own tax advisors with respect to their status as partners for federal income tax purposes. A purchaser or other transferee of units who does not execute and deliver a transfer application may not receive federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker executes and delivers a transfer application with respect to such units.

         A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units for federal income tax purposes. These holders should consult with their own tax advisors with respect to their status as partners for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions."

TAX CONSEQUENCES OF UNIT OWNERSHIP

         FLOW-THROUGH OF TAXABLE INCOME

         Our income, gains, losses, deductions and credits will consist of our allocable share of the income, gains, losses, deductions and credits of our partnership subsidiaries and dividends from our corporate subsidiaries. Since we are not a taxable entity and incur no federal income tax liability, each unitholder will be required to take into account his allocable share of our income, gain, loss and deductions for our taxable year ending within his taxable year without regard to whether corresponding cash distributions are received by unitholders. Consequently, a unitholder may be allocated income from us although he has not received a cash distribution in respect of such income.

         Our assets will include all of the capital stock of three corporations, STI, STS and STH. These corporations will be subject to entity-level taxation for federal and state income tax purposes. As their sole stockholder, we will include in our income as dividends any amounts such corporations distribute to us to the extent of such corporations' current and accumulated earnings and profits. The general partner estimates that a significant portion of the cash distributions to us by such corporations will be treated as taxable dividends.

         TREATMENT OF PARTNERSHIP DISTRIBUTIONS

         Our distributions generally will not be taxable to a unitholder for federal income tax purposes to the extent of his basis in his units immediately before the distribution. Cash distributions in excess of such basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under "--Disposition of Units." Any reduction in a unitholder's share of our liabilities included in his basis in his units will be treated as a distribution of cash to such unitholder. See "--Basis of Units." If a unitholder's percentage interest decreases because we offer additional units, then such unitholder's share of nonrecourse liabilities will decrease, and this will result in a corresponding deemed distribution of cash.

         A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his basis in his units, if such distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or appreciated "inventory items" (both as defined in Section 751 of the Internal Revenue Code) (collectively, "Section 751 Assets"). To that extent, the unitholder will be treated as having received his proportionate share of the Section 751 Assets and having exchanged such assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Internal Revenue Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the unitholder's basis for the share of such Section 751 Assets deemed relinquished in the exchange.

         BASIS OF UNITS

         In general, a unitholder's tax basis for his units initially will be equal to the amount paid for the units. A unitholder's tax basis will be increased by

         -    his share of our taxable income and

         - his share of our liabilities that are without recourse to any Partner ("nonrecourse liabilities"), if any.

A unitholder's basis in his interest will be decreased, but not below zero, by

         -    his share of our distributions,

         -    his share of decreases in our nonrecourse liabilities,

         -    his share of our losses and

         - his share of our nondeductible expenditures that are not required to be capitalized.

         A unitholder's share of nonrecourse liabilities will generally be based on his share of our profits. See "--Disposition of Units--Aggregate Tax Basis for Units."

         LIMITATIONS ON DEDUCTIBILITY OF LOSSES

         The passive loss limitations contained in Section 469 of the Internal Revenue Code generally provide that individuals, estates, trusts and closely held C corporations and personal service corporations can only deduct losses from passive activities that are not in excess of the taxpayer's income from such passive activities or investments. Generally, passive activities are those in which the taxpayer does not materially participate. The passive loss limitations are to be applied separately with respect to each publicly traded partnership. Consequently, losses that we generate, if any, will only be available to offset future income that we generate and will not be available to offset income from other passive activities or investments, including other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed the unitholder's share of our income may be deducted in full when the unitholder disposes of his entire investment in us to an unrelated party in a fully taxable transaction. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

         A unitholder's share of our net income may be offset by any suspended passive losses we may have, but may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. According to an IRS announcement, Treasury regulations will be issued that characterize net passive income from a publicly traded partnership as investment income for purposes of deducting investment interest.

         In addition to the foregoing limitations, a unitholder may not deduct from taxable income his share of our losses, if any, to the extent that such losses exceed the lesser of (1) the adjusted tax basis of his units at the end of our taxable year in which the loss occurs and (2) the amount for which the unitholder is considered "at risk" under Section 465 of the Internal Revenue Code at the end of that year. In general, a unitholder will initially be "at risk" to the extent of the purchase price of his units. A unitholder's "at risk" amount increases or decreases as his adjusted basis in his units increases or decreases, except that our nonrecourse liabilities, or increases or decreases in such liabilities, generally do not affect his "at risk" amount. Losses disallowed to a unitholder as a result of these rules can be carried forward and will be allowable to the unitholder to the extent that his adjusted basis or "at risk" amount, whichever was the limiting factor, is increased in a subsequent year. The "at risk" rules apply to an individual unitholder, a shareholder of a corporate unitholder that is an S corporation and a corporate unitholder if 50% or more of the value of the corporation's stock is owned directly or indirectly by five or fewer individuals.

         LIMITATIONS ON INTEREST DEDUCTIONS

         The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." A unitholder's net passive income from us will be treated as investment income for this purpose. In addition, a unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes

         - interest on indebtedness properly allocable to property held for investment,

         - a partnership's interest expense attributed to portfolio income and

         - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit to the extent attributable to our portfolio income. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expense other than interest directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

         Our partnership agreement requires that a capital account be maintained for each partner, that the capital accounts generally be maintained in accordance with the tax accounting principles set forth in applicable Treasury Regulations under Section 704 of the Internal Revenue Code and that all allocations to a partner be reflected by appropriate increases or decreases in his capital account. Distributions upon our liquidation generally are to be made in accordance with positive capital account balances.

         In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their respective interests in us. If we have a net loss, items of income, gain, loss and deduction will generally be allocated (1) first, to the general partner and the unitholders in accordance with their respective interests in us to the extent of their positive capital accounts, and (2) second, to the general partner.

         Notwithstanding the above, as required by Section 704(c) of the Internal Revenue Code, some items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us ("Contributed Property"). In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of income and gain will be allocated in an amount and manner sufficient to eliminate the negative balances as quickly as possible.

         Under Section 704(c) of the Internal Revenue Code, the partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, our partnership agreement will require that items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of the unitholders. Treasury Regulations under Section 704(c) of the Internal Revenue Code permit a partnership to make reasonable curative allocations to reduce or eliminate disparities between the tax basis and value attributable to Contributed Properties. Recently proposed Treasury Regulations that are apparently intended to modify existing laws to make interests in partnerships generally fungible may, in fact, require Section 704(c) methods that are unavailable to many publicly traded partnerships such as us. See "--Uniformity of Units."

         Because of the uncertainty created by the proposed Treasury Regulations referred to in the preceding paragraph, Our tax counsel is unable to opine that the Section 704(c) allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

UNIFORMITY OF UNITS

         There can arise a lack of uniformity in the intrinsic tax characteristics of units sold pursuant to this offering and units subsequently converted to units or units that we issue before or after this offering. Such uniformity is often referred to as "fungibility." Without such uniformity, compliance with several federal income tax requirements, both statutory and regulatory, could be substantially diminished. In addition, such non- uniformity could have a negative impact on the ability of a unitholder to dispose of his interest in us. Such lack of uniformity can result from the application of Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation 1.197-2(g)(3) to our Section 743(b) adjustments or the determination that our
Section 704(c) curative allocations to prevent the application of "ceiling" limitations on our ability to make allocations to eliminate disparities between the tax basis and value attributable to Contributed Properties are unreasonable. Depreciation conventions may be adopted or items of income and deduction may be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all units, despite the application of either Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation 1.197-2(g)(3) or the "ceiling" limitations to Contributed Properties. Any such special allocation will be made solely for federal income tax purposes.

         In January 1998, the IRS proposed new Regulations to update and clarify the Treasury Regulations that impact our ability to maintain fungibility of units. The preamble of the proposed Regulations states that an intended result of the Regulations is that "interests in a partnership will generally be fungible"; however, the proposed Regulations would provide fungibility only for interests in partnerships that use the remedial method in calculating their
Section 704(c) allocations. Unfortunately, the remedial allocation method can be adopted only with respect to property contributed to a partnership on and after December 21, 1993, and a significant part of our assets were acquired by contribution to us before that date. Neither we nor our tax counsel can predict whether the final Regulations will allow us to use the remedial allocation method on all of our assets or allow us to continue to use other allocation methods to maintain uniformity of units. In the event the IRS disallows the use of our Section 704(c) curative allocations or the depreciation and amortization conventions that we use in our Section 743(b) adjustments, some or all of the adverse consequences described in the preceding paragraph could result. See "--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Tax Treatment of Operations-- Section 754 Election."

TAX TREATMENT OF OPERATIONS

         INCOME AND DEDUCTIONS IN GENERAL

         We will not pay any federal income tax. Instead, each unitholder must report on his income tax return his allocable share of our income, gains, losses and deductions. Such items must be included on the unitholder's federal income tax return without regard to whether we make a distribution of cash to the unitholder. A unitholder is generally entitled to offset his allocable share of our passive income with his allocable share of losses that we generate, if any. See "--Tax Consequences of Unit Ownership--Limitations on Deductibility of Losses."

         A unitholder who owns units as of the first day of each month during a quarter and who disposes of such units before the record date for a distribution with respect to such quarter will be allocated items of our income and gain attributable to the months in such quarter during which such units were owned but will not be entitled to receive such cash distribution.

         ACCOUNTING METHOD AND TAXABLE YEAR

         Kaneb Partners uses the calendar year as its taxable year and adopted the accrual method of accounting for federal income tax purposes.

         DEPRECIATION METHOD

         Kaneb Partners elected to use depreciation methods that resulted in the largest depreciation deductions in our early years. We may depreciate property that we later acquired or constructed using accelerated depreciation methods permitted by Section 168 of the Internal Revenue Code.

         SECTION 754 ELECTION

         Kaneb Partners and the Operating Partnerships have each made the election permitted by Section 754 of the Internal Revenue Code. Such election will generally permit a purchaser of units to adjust his share of the basis in our properties pursuant to Section 743(b) of the Internal Revenue Code. Such elections are irrevocable without the consent of the IRS. The Section 743(b) adjustment is attributed solely to a purchaser of units and is not added to the common basis of our assets. Thus, for purposes of determining income, gains, losses and deductions, the purchaser will have a special basis for those of our properties that are adjusted under Section 743(b) of the Internal Revenue Code. The amount of the adjustment under Section 743(b) is the difference between the unitholder's adjusted federal income tax basis in his units and the unitholder's proportionate share of the common basis of our assets attributable to the units pursuant to Section 743. The aggregate amount of the adjustment computed under
Section 743(b) is then allocated among our various assets pursuant to the rules of Section 755. The Section 743(b) adjustment provides the purchaser of units with the equivalent of an adjusted tax basis in his share of our properties equal to the fair market value of such share.

         Proposed Treasury Regulations under Section 743 of the Internal Revenue Code generally require the Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly acquired recovery property placed in service when the transfer occurs. The proposed regulations under Section 197 indicate that the
Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be similarly treated. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost-recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150 percent declining-balance method. Kaneb Partners utilizes the 150 percent declining method on such property. The depreciation and amortization methods and useful lives associated with the
Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. This could adversely affect the continued uniformity of the tax characteristics of our units. The general partner has adopted an accounting convention under
Section 743(b) to preserve the uniformity of units despite its inconsistency with these Treasury Regulations. See "Uniformity of Units."

         Although Our tax counsel is unable to opine as to the validity of such an approach, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property to the extent of any unamortized disparity between the tax basis and value attributable to Contributed Property. We will use a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6), Proposed Treasury Regulation 1.743-1(j)(4)(i)(B)(1) and Proposed Treasury Regulation 1.197-2(g)(3). If we determine that such position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) basis, based on the same applicable rate as if they had purchased a direct interest in our property. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to unitholders. See "-- Uniformity of Units."

         The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Internal Revenue Code. Based on these principles, the IRS may seek to reallocate some or all of any
Section 743(b) adjustment that we do not allocate to goodwill which, as an intangible asset, would be amortizable over a longer period of time than our tangible assets. Alternatively, it is possible that the IRS might seek to treat the portion of such Section 743(b) adjustment attributable to the underwriters' discount as if it were allocable to a nondeductible syndication cost.

         A Section 754 election is advantageous when the transferee's basis in such units is higher than such units' share of the aggregate basis in our assets immediately before the transfer. In such case, pursuant to the election, the transferee will take a new and higher basis in his share of our assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election would be disadvantageous if the transferee's basis in such units is lower than such units' share of the aggregate basis in our assets immediately before the transfer. Thus, the amounts that a unitholder would be able to obtain on a sale or other disposition of his units may be affected favorably or adversely by the elections under Section 754.

         The calculations and adjustments in connection with the Section 754 election depend, among other things, on the date on which a transfer occurs and the price at which the transfer occurs. To help reduce the complexity of those calculations and the resulting administrative cost to us, the general partner will apply the following method in making the necessary adjustments pursuant to the Section 754 election on transfers after the transfers pursuant to this offering: the price paid by a transferee for his units will be deemed to be the lowest quoted trading price for the units during the calendar month in which the transfer was deemed to occur, without regard to the actual price paid. The application of such convention yields a less favorable tax result, as compared to adjustments based on actual price, to a transferee who paid more than the "convention price" for his units. The calculations under Section 754 elections are highly complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. It is possible that the IRS will successfully assert that the adjustments made by the general partner do not meet the requirements of the Internal Revenue Code or the applicable regulations and require a different basis adjustment to be made.

         Should the IRS require a different basis adjustment to be made, and should, in the general partner's opinion, the expense of compliance exceed the benefit of the elections, the general partner may seek permission from the IRS to revoke the Section 754 election it previously made for us. Such a revocation may increase the ratio of a unitholder's distributive share of taxable income to cash distributions and adversely affect the amount that a unitholder will receive from the sale of his units.

         ESTIMATES OF RELATIVE FAIR MARKET VALUES AND BASIS OF PROPERTIES

         The consequences of the acquisition, ownership and disposition of units will depend in part on estimates by the general partner of the relative fair market values and determinations of the initial tax basis of our assets. The federal income tax consequences of such estimates and determinations of basis may be subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis were found to be incorrect, the character and amount of items of income, gain, loss, deduction or credit previously reported by

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

unitholders might change, and unitholders might be required to amend their previously filed tax returns or to file claims for refund. See "--Administrative Matters--Valuation Overstatements."

         TREATMENT OF SHORT SALES AND CONSTRUCTIVE SALES OF APPRECIATED
            FINANCIAL POSITIONS

         Taxpayers are required to recognize gain but not loss on constructive sales of appreciated financial positions that are entered into after June 8, 1997. These rules would apply to a constructive sale of units. Constructive sales include short sales of the same or substantially identical property, entering into a national principal contract on the same or substantially identical property, and entering into a futures or forward contract to deliver the same or substantially identical property. Thus, gain would be triggered if a unitholder entered into a contract to sell his or her units for a fixed price on a future date. If a constructive sale occurs, the taxpayer must recognize gain as if the appreciated financial position were sold, assigned or otherwise terminated at its fair market value on the date of the constructive sale. Adjustments for the gain recognized on the constructive sale are made in the amount of any gain or loss later realized by the taxpayer with respect to the position.

         It would appear that a unitholder whose units are lent to a "short seller" to cover a short sale of units would be considered as having transferred beneficial ownership of such units and would, thus, no longer be a partner with respect to such units during the period of such loan. As a result, during such period any Partnership income, gains, deductions, losses or credits with respect to such units would appear not to be reportable by such unitholder, any cash distributions the unitholder receives with respect to such units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS also may contend that a loan of units to a "short seller" constitutes a taxable exchange. If such a contention were successfully made, the lending unitholder may be required to recognize gain or loss. Unitholders desiring to assure their status as partners should modify their brokerage account agreements, if any, to prohibit their brokers from borrowing their units. The IRS announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.

         ALTERNATIVE MINIMUM TAX

         Each unitholder will be required to take into account his share of any items of Partnership income, gain or loss for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an item of tax preference for this purpose. A unitholder's alternative minimum taxable income derived from us may be higher than his share of our net income because we may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

         TAX-EXEMPT ENTITIES, REGULATED INVESTMENT COMPANIES AND FOREIGN
            INVESTORS

         Ownership of units by employee benefit plans, other tax exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies may raise issues unique to such persons and, as described below, may have substantial adverse tax consequences.

         Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Under
Section 512 of the Internal Revenue Code, virtually all of the taxable income such an organization derives from the ownership of a unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

         Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or other qualifying income. We do not anticipate that any significant amount of our gross income will be qualifying income.

         Nonresident aliens and foreign corporations, trusts or estates that acquire units will be considered to be engaged in business in the United States on account of ownership of such units and as a consequence will be required to file federal tax returns in respect of their distributive shares of Partnership income, gain, loss, deduction or credit and pay federal income tax at regular rates, net of credits including withholding, on such income.

Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and that is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly traded partnerships, we will withhold on actual cash distributions made quarterly to foreign unitholders. The current rate for withholding is 39.6%. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to the our transfer agent on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

         Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, such a unitholder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a "qualified resident." In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

         The IRS has ruled that a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of such unit to the extent that such gain is effectively connected with a United States trade or business of the foreign unitholder. Kaneb Partners does not expect that any material portion of any such gain will avoid United States taxation. Moreover, Section 897 of the Internal Revenue Code, which is applied before the above-referenced IRS ruling, may increase the portion of any gain that is recognized by a foreign unitholder that is subject to United States income tax if that foreign unitholder has held more than 5% in value of the units during the five-year period ending on the date of the disposition or if the units are not regularly traded on an established securities market at the time of the disposition.

DISPOSITION OF UNITS

         GAIN OR LOSS IN GENERAL

         If a unit is sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the unitholder's tax basis for such unit. See "--Tax Consequences of Unit Ownership--Basis of Units." A unitholder's "amount realized" will be measured by the sum of the cash or the fair market value of other property received plus the portion of our nonrecourse liabilities allocated to the units sold. To the extent that the amount of cash or property received plus the allocable share of our nonrecourse liabilities exceeds the unitholder's basis for the units disposed of, the unitholder will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon the disposition of such units. See also, "Tax Treatment of Operations--Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions."

         The IRS has ruled that a partner must maintain an aggregate adjusted tax basis for his interests in a single partnership, consisting of all interests acquired in separate transactions. On a sale of a portion of such aggregate interest, such partner would be required to allocate his aggregate tax basis between the interest sold and the interest retained by some equitable apportionment method. If applicable, the aggregation of tax basis of a unitholder effectively prohibits a unitholder from choosing among units with varying amounts of inherent gain or loss to control the timing of the recognition of such inherent gain or loss as would be possible in a stock transaction. Thus, the IRS ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a unitholder's units. It is not clear whether such ruling applies to publicly traded partnerships, such as us, the interests in which are evidenced by separate registered certificates, providing a verifiable means of identifying each separate interest and tracing the purchase price of such interest. A unitholder considering the purchase of additional units or a sale of units purchased at differing prices should consult his tax advisor as to the possible consequences of that IRS ruling.

         Gain or loss recognized by a unitholder, other that a "dealer" in units, on the sale or exchange of a unit held more than one year will generally be taxable as capital gain or loss. To the extent that a portion of the gain upon the sale of a unit is attributable to a unitholder's share of our "inventory items" and "unrealized receivables," as those terms are defined in
Section 751 of the Internal Revenue Code, such portion will be treated as ordinary income. Unrealized receivables include (1) to the extent not previously includable in our income, any rights to pay for services rendered or to be rendered and (2) amounts that would be subject to depreciation recapture as ordinary income if we had sold our assets at their fair market value at the time of the transfer of a unit. Ordinary income attributable to inventory items and unrealized receivables may exceed net taxable gain realized upon the sale of the units and may be recognized even if there is a net taxable loss realized on the sale of the units. Thus, a unitholder may recognize both ordinary income and a capital loss upon disposition of the units.

         TRANSFEROR/TRANSFEREE ALLOCATIONS

         In general, our taxable income and losses are determined annually and are prorated on a monthly basis and subsequently apportioned among the unitholders in proportion to the number of units owned by them as of the opening of the NYSE on the first business day of the month. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business is allocated among the unitholders of record as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a unitholder transferring units in the open market may be allocated income, gain, loss, deduction and credit accrued after the transfer.

         The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, Our tax counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and transferees of units. If the IRS treats transfers of units as occurring throughout each month and a monthly convention is not allowed by the regulations, the IRS may contend that our taxable income or losses must be reallocated among the unitholders. If any such contention were sustained, the tax liabilities of some unitholders would be adjusted to the possible detriment of other unitholders. The general partner is authorized to revise our method of allocation (1) between transferors and transferees and (2) as among Partners whose interests otherwise vary during a taxable period, to comply with any future regulations.

         A unitholder who owns units at any time during a quarter and who disposes of such units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

         CONSTRUCTIVE TERMINATION OR DISSOLUTION OF PARTNERSHIP

         Under Section 708(b)(1)(B) of the Internal Revenue Code, a partnership will be considered to have been terminated if within a twelve-month period there is a sale or exchange of 50% or more of the interests in partnership capital and profits. A termination results in a closing of the partnership's taxable year for all partners, and the partnership's assets are treated as having been transferred by us to a new partnership in exchange for an interest in the new partnership followed by a deemed distribution of interests in the new partnership to the partners of the terminated partnership in liquidation of such partnership. If a partnership is terminated by sale or exchange of interests in us, a Section 754 election, including a Section 754 election made by the terminated partnership, that is in effect for the taxable year of the terminated partnership in which the sale occurs, applies with respect to the incoming partner. Moreover, a Partner with a special basis adjustment in property held by a partnership that terminates under section 708(b)(1)(B) will continue to have the same special basis adjustment with respect to property deemed contributed by the terminated partnership to the new partnership regardless of whether the new partnership makes a Section 754 election. In the case of a unitholder reporting on a fiscal year other than a calendar year, the closing of our tax year may result in more than twelve months' of our taxable income or loss being includable in his taxable income for the year of termination.

         We may not have the ability to determine when a constructive termination occurs as a result of transfers of units because the units will be freely transferable under "street name" ownership. Thus, we may be subject to penalty for failure to file a tax return and may fail to make partnership tax elections in a timely manner, including the Section 754 election.

ADMINISTRATIVE MATTERS

         ENTITY-LEVEL COLLECTIONS

         If we are required under applicable law or elect to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, the general partner is authorized to pay such taxes from Partnership funds. Such payments, if made, will be treated as current distributions to the unitholders for tax purposes, including the calculation of capital accounts. However, such payments, if made on behalf of all unitholders, will not be treated as current distributions of Available Cash for purposes of determining whether (1) distributed cash constitutes Cash from Operations or Cash from Interim Capital Transactions or (2) the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution or Third Target Distribution has been paid. If such payments are made on behalf of some but not all unitholders, the payments will be treated as distributions of Available Cash for all purposes including the determination of whether (1) distributed cash constitutes Cash from Operations or Cash from Interim Capital Transactions and (2) the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution or Third Target Distribution has been distributed on units held by unitholders on whose behalf such payments are made.

         The general partner is authorized but not required to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust subsequent distributions so that, after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement are maintained as nearly as practicable. If we are permitted but not required under applicable law to pay any such taxes, the general partner is authorized but not required to pay such taxes from our funds and to amend our partnership agreement and adjust subsequent distributions as described above. Our partnership agreement further provides that the general partner is authorized but not required to attempt to collect tax deficiencies from persons who were unitholders at the time such deficiencies arose and any amounts so collected will become Partnership assets.

         The amount we pay would be calculated based on the maximum rate of income tax for individuals or corporations, whichever is higher. Thus, such a payment by us could give rise to an overpayment of tax on behalf of an individual unitholder. In such event, the individual unitholder could file a claim for credit or refund with respect to the overpayment.

         PARTNERSHIP INCOME TAX INFORMATION RETURNS AND PARTNERSHIP AUDIT
            PROCEDURES

         We will use all reasonable efforts to furnish unitholders with tax information within 75 days after the close of each taxable year. Specifically, we intend to furnish to each unitholder a Schedule K-1 which sets forth his allocable share of our income, gains, losses, deductions and credits, if any. In preparing such information, the general partner will necessarily use various accounting and reporting conventions to determine each unitholder's allocable share of income, gains, losses, deductions and credits. Neither we nor our tax counsel can assure you that any such conventions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations thereunder or administrative pronouncements of the IRS. The general partner cannot assure prospective unitholders that the IRS will not contend that such accounting and reporting conventions are impermissible. Contesting any such allegations could result in substantial expense to us. In addition, if the IRS were to prevail, unitholders may incur substantial liabilities for taxes and interest.

         Our federal income tax information returns may be audited by the IRS. The Internal Revenue Code contains partnership audit procedures that significantly simplify the manner in which IRS audit adjustments of partnership items are resolved. Adjustments, if any, resulting from such an audit may require each unitholder to file an amended tax return, and possibly may result in an audit of the unitholder's return. Any audit of a unitholder's return could result in adjustments to items not related to our returns as well as those related to our returns.

         Under Sections 6221 through 6233 of the Internal Revenue Code, partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit and the imposition of penalties and other additions to unitholders' tax liability are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints the general partner as our Tax Matters Partner.

         The Tax Matters Partner is entitled to make elections for us and our unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to Partnership items. In connection with adjustments to Partnership tax returns proposed by the IRS, the Tax Matters Partner may bind any unitholder with less than a 1% profits interest in us to a settlement with the IRS unless the unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review to which all the unitholders are bound of a final Partnership administrative adjustment. If the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% profit interest in us and by unitholders having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each unitholder with an interest in the outcome may participate.

         The unitholders will generally be required to treat Partnership items on their federal income tax returns in a manner consistent with the treatment of the items on our information return. In general, that consistency requirement is waived if the unitholder files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the unitholder to the treatment on our return. Even if the consistency requirement is waived, adjustments to the unitholder's tax liability with respect to Partnership items may result from an audit of our or the unitholder's tax return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

         INFORMATION RETURN FILING REQUIREMENTS

         A unitholder who sells or exchanges units is required by Section 6050K of the Internal Revenue Code to notify us in writing of such sale or exchange, and we are required to notify the IRS of such transaction and to furnish information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. In addition, a transferor and a transferee of a unit will be required to furnish to the IRS the amount of the consideration received for such unit that is allocated to our goodwill or going concern value. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

         NOMINEE REPORTING

         Under Section 6031(c) of the Internal Revenue Code, persons who hold an interest in us as a nominee for another person must report information to us. Temporary Treasury Regulations provide that such information should include

         - the name, address and taxpayer identification number of the beneficial owners and the nominee;

         -    whether the beneficial owner is

              -   a person that is not a United States person,

              - a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

              -   a tax-exempt entity;

         - the amount and description of units held, acquired or transferred for the beneficial owners; and

         - information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

         Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed for failure to report such information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

         REGISTRATION AS A TAX SHELTER

         Section 6111 of the Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. Although it is arguable that we will not be subject to the registration requirement, the general partner, as our principal organizer, has registered us as a tax shelter with the IRS in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. Kaneb Partners has received tax shelter registration number 93230000163 from the IRS. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. Kaneb Partners must furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish such registration number to the transferee is $100 for each such failure. The unitholder must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by us is claimed or income from us is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

                       STATE AND OTHER TAX CONSIDERATIONS

         Unitholders may be subject to state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partners reside or in which we or our subsidiary partnerships do business or own property. Although an analysis of those various taxes cannot be presented here, each prospective unitholder should consider the potential impact of such taxes on his investment in units. The Operating Partnerships own property and do business in Alabama, Arizona, California, Colorado, Florida, Georgia, Indiana, Illinois, Iowa, Kansas, Louisiana, Maryland, Minnesota, Nebraska, New Jersey, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Texas, Washington, Wisconsin, Wyoming and Virginia. A unitholder will likely be required to file state income tax returns in such states, other than Florida, South Dakota, Texas and Wyoming, and may be subject to penalties for failure to comply with such requirements. In addition, an obligation to file tax returns or to pay taxes may arise in other states. Moreover, in some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. This could occur, for example, if the unitholder has no income from sources within that state. The general partner is authorized but not required to cause us to pay any state or local income tax on behalf of all the Partners even though such payment may be greater than the amount that would have been required to be paid if such payment had been made directly by a particular Partner or assignee; provided, however, that such tax payment shall be in the same amount with respect to each unit and, in the general partner's sole discretion, payment of such tax on behalf of all the Partners or assignees is in the best interests of the Partners or the assignees as a whole. Any amount so paid on behalf of all Partners or assignees shall be deducted as a cash operating expenditure of us in calculating "Cash from Operations."

         It is the responsibility of each prospective unitholder to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in units. Accordingly, each prospective unitholder should consult, and must depend on, his own tax counsel or other advisor with regard to state and local tax matters. Further, it is the responsibility of each unitholder to file all state and local, as well as federal, tax returns that may be required of such unitholder.

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

             INVESTMENT IN KANEB PARTNERS BY EMPLOYEE BENEFIT PLANS

         An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, and restrictions imposed by Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to

         - whether such investment is prudent under Section 404(a)(1)(B) of ERISA,

         - whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA,

         - the fact that such investment could result in recognition of UBTI by such plan even if there is no net income,

         - the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor and

         - whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.

See "Federal Income Tax Considerations--Tax Treatment of Operations--Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors." The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

         In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, the general partner also would be a fiduciary of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

         Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. These provisions also apply to Individual Retirement Accounts which are not considered part of an employee benefit plan. The Department of Labor issued final regulations on November 13, 1986, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

         (1) the equity interests acquired by employee benefit plans are publicly offered securities, I.E., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws,

         (2) the entity is an "operating company," I.E., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or

         (3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to the provisions of Title I of ERISA, plans described in Section 4975(e)(1) of the Internal Revenue Code, and any entities whose underlying assets include plan assets by reason of a plan's investments in the entity.

         Kaneb Partners's assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and also may satisfy requirements (2) and (3) above.

                              PLAN OF DISTRIBUTION

         Kaneb Partners may sell the units to one or more underwriters for public offering and sale or may sell the units to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the units will be named in the applicable prospectus supplement.

         Underwriters may offer and sell the units at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. Kaneb Partners also may, from time to time, authorize underwriters acting as our agents to offer and sell the units on the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of units, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the units for whom they may act as agent. Underwriters may sell the units to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Any underwriting compensation that we pay to underwriters or agents in connection with the offering of the units, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the units may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the units may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against the contribution toward civil liabilities, including liabilities under the Securities Act.

         If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by institutional investors to purchase the units to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the portion of the aggregate number of the units that may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions that we may approve. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that

         - the purchase by an institution of the units shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and

         - if the units are being sold to underwriters, Kaneb Partners shall have sold to such underwriters the total number of such units less the number thereof covered by such arrangements.

Underwriters will not have any responsibility with respect to the validity of such arrangements or the performance of us or such institutional investors thereunder.

         Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                      LEGAL

         Certain legal matters in connection with the units will be passed upon by Fulbright & Jaworski L.L.P., Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to the offering by their own legal counsel.

                                     EXPERTS

         The consolidated financial statements of Kaneb Pipe Line Partners, L.P. and subsidiaries as of December 31, 1998 and for the year then ended, and the consolidated balance sheet of Kaneb Pipe Line Company and subsidiaries as of December 31, 1998, have been incorporated by reference and included herein, respectively, in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference and included herein, and upon the authority of said firm as experts in auditing and accounting.

         The consolidated balance sheet of Kaneb Pipe Line Partners, L.P. as of December 31, 1997 and the consolidated income statement and statement of cash flow for the two years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS



KANEB PIPE LINE COMPANY

         Independent Auditors' Report........................................F-2
         Consolidated Balance Sheet..........................................F-3
         Notes to Consolidated Balance Sheet.................................F-4

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
Kaneb Pipe Line Company:

We have audited the accompanying consolidated balance sheet of Kaneb Pipe Line Company and subsidiaries (the "Company") as of December 31, 1998. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 1998, in conformity with generally accepted accounting principles.



KPMG LLP
Dallas, Texas
February 25, 1999

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1998



                                         Assets
Current assets:
     Cash and cash equivalents..............................  $     1,870,000
     Accounts receivable....................................       21,698,000
     Inventories............................................        3,880,000
     Prepaid expenses.......................................        4,463,000
                                                              ---------------
              Total current assets..........................       31,911,000
                                                              ---------------

Receivable from affiliates, net.............................        7,539,000

Property and equipment......................................      398,306,000
Less accumulated depreciation...............................      108,631,000
                                                              ---------------
     Net property and equipment.............................      289,675,000

Excess of cost over fair value of net assets of
     acquired business......................................        1,472,000
                                                              ---------------
                                                              $   330,597,000
                                                              ---------------
                                                              ---------------


                      Liabilities and Stockholder's Equity
Current liabilities:
     Short-term debt........................................  $    10,000,000
     Accounts payable.......................................        9,145,000
     Accrued expenses.......................................       10,969,000
     Accrued distributions payable..........................        7,452,000
     Deferred terminaling fees..............................        3,526,000
                                                              ---------------
              Total current liabilities.....................       41,092,000
                                                              ---------------


Long-term debt..............................................      155,852,000

Other liabilities...........................................        3,558,000

Deferred income taxes.......................................        7,992,000

Interest of outside non-controlling partners in KPP.........       79,247,000

Stockholder's equity:
     Common stock, $1 par value, authorized and issued
       10,000 shares........................................           10,000
     Additional paid-in capital.............................       29,573,000
     Notes receivable from affiliate........................      (14,500,000)
     Retained earnings......................................       27,773,000
                                                              ---------------
         Total stockholder's equity.........................       42,856,000
                                                              ---------------
                                                              $   330,597,000
                                                              ---------------
                                                              ---------------



See accompanying notes to consolidated balance sheet.

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES

                       Notes to Consolidated Balance Sheet

                                December 31, 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

         The following significant accounting policies are followed by Kaneb Pipe Line Company and subsidiaries (the "Company") in the preparation of the consolidated balance sheet. The Company is a wholly-owned subsidiary of Kaneb Services, Inc. (the "Parent Company").

         (a)  PRINCIPLES OF CONSOLIDATION

              The consolidated balance sheet includes the accounts of the Company and its subsidiaries and Kaneb Pipe Line Partners, L.P. (the "Partnership" or "KPP"). The Company controls the operations of KPP through its two percent general partner interest and a 28% limited partner interest. All significant intercompany transactions and balances are eliminated in consolidation.

              Kaneb Partners owns and operates a refined petroleum products pipeline business and a petroleum products and specialty liquids storage and terminaling business. Kaneb Partners's business of terminaling petroleum products and specialty liquids is conducted under the name ST Services ("ST"). Kaneb Partners operates the refined petroleum products pipeline business through Kaneb Pipe Line Operating Partnership, L.P. ("KPOP"), a limited partnership in which Kaneb Partners holds a 99% interest as limited partner. The Company's products marketing business, acquired in March 1998 (Note 3), provides wholesale motor fuel marketing services in the Great Lakes and Rocky Mountain regions, as well as California.

         (b)  CASH AND EQUIVALENTS

              The Company's policy is to invest cash in highly liquid investments with original maturities of three months or less. Such investments are valued at cost, which approximates market, and are classified as cash equivalents.

         (c)  INVENTORIES

              Inventories consist of petroleum products purchased for resale in the products marketing business and are valued at the lower of cost or market. Cost is determined using the weighted average cost method.

         (d)  PROPERTY AND EQUIPMENT

              Property and equipment are carried at original cost. Additions of new equipment and major renewals and replacements of existing equipment are capitalized. Repairs and minor replacements that do not materially increase values or extend useful lives are expensed. Depreciation of property and equipment is provide on a straight-line basis at rates based upon expected useful lives of various classes of assets, as disclosed in Note 5. The rates used for pipeline and storage facilities of KPOP are the same as those which have been promulgated by the Federal Energy Regulatory Commission.

              The carrying value of property and equipment is periodically evaluated using undiscounted future cash flows as the basis for determining if impairment exists under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). To the extent impairment is indicated to exist, an impairment loss will be recognized under SFAS 121 based on fair value.

                                                                     (Continued)

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES

                       Notes to Consolidated Balance Sheet

                                December 31, 1998


       (e)    REVENUE RECOGNITION

              Revenues from the products marketing business are recognized when product is sold and title and risk pass to the customer. Pipeline transportation revenues are recognized upon receipt of the products into the pipeline system. Storage fees are billed one month in advance and are reported as deferred income. Revenue is recognized in the month services are provided.

       (f)    EXCESS OF COST OVER FAIR VALUE OF NET ASSETS OF ACQUIRED BUSINESS

              The excess of the cost of the products marketing business over the fair value of net assets acquired is being amortized on a straight-line basis over a period of 40 years. Accumulated amortization was $28,000 at December 31, 1998.

              The Company periodically evaluates the propriety of the carrying amount of the excess of cost over fair value of net assets of acquired business, as well as the amortization period, to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. The Company believes that no such impairment has occurred and that no reduction in estimated useful lives is warranted.

       (g)    ENVIRONMENTAL MATTERS

              Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company's commitment to a formal plan of action.

       (h)    KPP CASH DISTRIBUTIONS

              Kaneb Partners makes quarterly distributions of 100% of its Available Cash, as defined in its partnership agreement, to holders of limited partnership units and the Company. Available Cash consists generally of all the cash receipts of Kaneb Partners plus the beginning cash balance less all of its cash disbursement and reserves. The assets, other than Available Cash, cannot be distributed without a majority vote of the non-affiliate unitholders.

       (i)    ESTIMATES

              The preparation of the Company's balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

(2)    SALE OF KPP UNITS

       In December 1997, the Company, through a wholly-owned subsidiary, sold 500,000 Units in KPP to a wholly-owned subsidiary of the Parent Company in exchange for two 8.75% notes receivable aggregating $14.5 million.

                                                                     (Continued)

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES

                       Notes to Consolidated Balance Sheet

                                December 31, 1998


       One note, for $9.5 million, is due in 2003. The other note, for $5.0 million, is due upon demand. These notes are classified as a reduction to stockholder's equity.

(3)    ASSET ACQUISITIONS

       On March 25, 1998, the Company acquired a products marketing business for $1.5 million, plus the cost of products inventory ($1.8 million). The products marketing business provides wholesale motor fuel marketing services throughout the Great Lakes and Rocky Mountain regions, as well as California. The asset purchase agreement includes a provision for an earn-out based on annual operating results of the acquired business for a five-year period ending in March 2003. No amounts were payable under the earn-out provision in 1998. The acquisition was accounted for using the purchase method of accounting.

       On October 30, 1998, KPP, through a wholly-owned subsidiary, entered into acquisition and joint venture agreements with Northville Industries Corp. ("Northville") to acquire and manage the former Northville terminal located in Linden, New Jersey. Under the agreements, KPP acquired a 50% interest in the newly-formed ST Linden Terminal, LLC for $20.5 million plus transaction costs. The investment was financed by KPP's existing revolving credit facility and a revolving promissory note. The investment is being accounted for by the equity method of accounting, with the excess cost over net book value of the equity investment being amortized over the life of the underlying assets. During 1998, KPP acquired other terminals and pipelines for aggregate consideration of $23.9 million.

       On February 1, 1999, KPP, through two wholly-owned subsidiaries, acquired six terminals in the United Kingdom from GATX Terminal Limited for L22.6 million (approximately $37.4 million) plus transaction costs and the assumption of certain liabilities. The acquisition was financed with term loans from a bank. The acquisition will be accounted for, beginning in February 1999, using the purchase method of accounting.

(4)    INCOME TAXES

       The Company participates with the Parent Company in filing a consolidated Federal income tax return except for certain ST operations which are conducted through separate taxable wholly-owned corporate subsidiaries. The income taxes for the Company are reported as if it had filed on a separate return basis. Amounts payable or receivable for income taxes are included in receivable from affiliates.

       Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities, and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years.

       The Company has recorded a deferred tax asset of approximately $25.2 million at December 31, 1998, relating to domestic net operating loss carryforwards attributable to certain wholly-owned subsidiaries. The deferred tax asset is reduced by a valuation allowance of $22.7 million. The Company has recorded a deferred tax liability of $6.9 million as of December 31, 1998, primarily relating to differences between the financial and tax basis in Kaneb Partners's assets. The Company has also recorded a deferred tax liability of $3.6 million at December 31, 1998, which is associated with certain subsidiaries not included in the Parent Company's consolidated Federal income tax return.


                                                                     (Continued)

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES

                       Notes to Consolidated Balance Sheet

                                December 31, 1998


(5)    PROPERTY AND EQUIPMENT

       The cost of property and equipment as of December 31, 1998 is summarized as follows:

                                                   ESTIMATED USEFUL LIFE
                                                         (YEARS)
                                                   --------------------
     Land                                                  -              $    19,744,000
     Buildings                                             35                   7,626,000
     Furniture and fixtures                                16                   2,763,000
     Transportation equipment                              6                    4,131,000
     Machinery and equipment                            20 - 40                31,226,000
     Pipeline and terminaling equipment                 20 - 40               305,745,000
     Investment in ST Linden Terminal, LLC                 25                  21,005,000
     Construction work-in-progress                         -                    6,066,000
                                                                          ---------------
            Total property and equipment                                      398,306,000
     Accumulated depreciation                                                (108,631,000)
                                                                          ---------------
            Net property and equipment                                    $   289,675,000
                                                                          ---------------
                                                                          ---------------

       In December 1998, Kaneb Partners exercised its option to purchase pipeline equipment previously held under a capital lease for $5.1 million in cash.

(6)    DEBT

       In October 1998, KPP, through a wholly-owned subsidiary, entered into a Promissory Note Agreement with a bank that, as amended on February 1, 1999, provides for a $15 million revolving credit availability through June 30, 1999. The Promissory Note Agreement, which is without recourse to the Parent Company, bears interest at variable interest rates and has a commitment fee of 0.35% per annum of the unused available balance. At December 31, 1998, $10.0 million was drawn under the Promissory Note Agreement and included in current liabilities.

       Long-term debt as of December 31, 1998 is summarized as follows:

              First mortgage notes due 2001 and 2002                      $    60,000,000
              First mortgage notes due 2001 through 2016                       68,000,000
              Revolving credit facility due January 2001                       25,000,000
              Revolving credit facility due March 2001                          2,852,000
                                                                          ---------------
                   Total long-term debt                                       155,852,000
              Less current portion                                                     --
                                                                          ---------------
                   Long-term debt                                         $   155,852,000
                                                                          ---------------
                                                                          ---------------

       In March 1998, a wholly-owned subsidiary of the Company entered into a credit agreement with a bank that, as amended, provides for a $15 million revolving credit facility through March 2001. The credit facility bears interest at variable rates, has a commitment fee of 0.25% per annum on unutilized amounts and contains certain

                                                                     (Continued)

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES

                       Notes to Consolidated Balance Sheet

                                December 31, 1998


       financial and operational covenants. The credit facility is secured by essentially all of the assets of the products marketing business. At December 31, 1998, $2.9 million was drawn on the facility.

       In 1994, KPP, through a wholly-owned subsidiary, entered into a restated credit agreement with a group of banks that, as subsequently amended, provides a $25 million revolving credit facility through January 31, 2001. The credit facility bears interest at variable interest rates and has a commitment fee of 0.15% per annum of the unused credit facility. At December 31, 1998, $25 million was drawn under the credit facility.

       Also in 1994, another wholly-owned subsidiary of KPP issued $33 million of first mortgage notes ("Notes") to a group of insurance companies. The Notes bear interest at the rate of 8.05% per annum and are due on December 22, 2001. In 1995, KPP issued $27 million of additional Notes due February 24, 2002 which bear interest at the rate of 8.37% per annum. The Notes and the credit facility are secured by a mortgage on our east pipeline and contain certain financial and operational covenants.

       In June 1996, KPP issued $68.0 million of new first mortgage notes bearing interest at rates ranging from 7.08% to 7.98%. $35 million of these notes is due June 2001, $8.0 million is due June 2003, $10.0 million is due June 2006 and $15.0 million is due June 2016. The loan is secured, pari passu with the existing Notes and credit facility, by a mortgage on our east pipeline.

(7)    COMMITMENTS AND CONTINGENCIES

       The following is a schedule by years of future minimum lease payments under operating leases as of December 31, 1998:

                         Year ending December 31:
                         1999                                   $   1,359,000
                         2000                                       1,345,000
                         2001                                       1,265,000
                         2002                                       1,082,000
                         2003                                       1,088,000
                         Thereafter                                 1,023,000
                                                                -------------
                                                                $   7,162,000
                                                                -------------
                                                                -------------


       The operations of KPP are subject to Federal, state and local laws and regulations relating to protection of the environment. Although KPP believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance significant costs and liabilities will not be incurred by KPP. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operation of KPP, could result in substantial costs and liabilities to KPP. KPP has recorded an undiscounted reserve for environmental claims in the amount of $5.3 million in December 31, 1998, including $4.5 million related to acquisitions of pipelines and terminals. During 1998, KPP incurred $0.6 million of costs related to such acquisition reserves and reduced the liability accordingly.


                                                                     (Continued)

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES

                       Notes to Consolidated Balance Sheet

                                December 31, 1998


       In December 1995, Kaneb Partners acquired the liquids terminaling assets of Steuart Petroleum Company and certain of its affiliates. The asset purchase agreement includes a provision for an earn-out payment based upon revenues of one of the terminals exceeding a specified amount for a seven-year period ending in December 2002. No amount was payable under the earn-out provision in 1998.

       Certain subsidiaries of KPP are defendants in a lawsuit filled in a Texas state court in 1997 by Grace Energy Corporation ("Grace"), the entity from whom Kaneb Partners acquired ST in 1993, involving certain issues allegedly arising out of Kaneb Partners's acquisition of ST. Grace alleges that the defendants assumed responsibility for certain environmental damages to a former ST facility located in Massachusetts that occurred at a time prior to Kaneb Partners's acquisition of ST. The defendants have also received and responded to inquiries from two governmental authorities in connection with the same allegation by Grace. The defendants' consistent position is that it did not acquire the facility in question as part of the 1993 ST transaction and, consequently, did not assume any responsibility for the environmental damage. The case is set for trial in June 1999.

       The Company has other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business. Management believes, based on the advice of counsel, that the ultimate resolution of such contingencies, including the Grace litigation described above, will not have a materially adverse effect on the financial position of the Company.

(8)    RELATED PARTY TRANSACTIONS

       The Parent Company is entitled to reimbursement of all direct and indirect costs related to the business activities of the Company. These costs, which totaled $5.6 million for the year ended December 31, 1998, include compensation and benefits for officers and employees of the Company and the Parent Company, insurance premiums, general and administrative costs, tax information and reporting costs, legal and audit fees. In addition, the Company paid $.2 million during 1998 for an allocable portion of the Parent Company's overhead expenses.

       The Company participates in the Parent Company's defined contribution benefit plan which covers substantially all domestic employees and provides for varying levels of employer matching. Included in the costs above are Company contributions to this plan of $.7 million for 1998.

(9)    FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

       The estimated fair value of cash equivalents, accounts receivable and accounts payable approximate their carrying amount due to the relatively short period to maturity of these instruments. The estimated fair value of all debt as of December 31, 1998 was approximately $174 million as compared to the carrying value of $166 million. These fair values were estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The estimates presented above are not necessarily indicative of the amounts that would be realized in a current market exchange.

       The Company markets and sells its services to a broad base of customers and performs ongoing credit evaluations of its customers. The Company does not believe it has a significant concentration of credit risk at December 31, 1998. No customer constituted 10 percent or more of revenue in 1998.

================================================================================



                                 2,250,000 UNITS



                                 KANEB PIPE LINE
                                 PARTNERS, L.P.


                     REPRESENTING LIMITED PARTNER INTERESTS





                               ------------------



                              PROSPECTUS SUPPLEMENT

                                            , 1999

                   (INCLUDING PROSPECTUS DATED JUNE 25, 1999)



                               ------------------







                              SALOMON SMITH BARNEY
                            A.G. EDWARDS & SONS, INC.
                            PAINEWEBBER INCORPORATED







================================================================================